Exhibit 99.1

Item 6.  Selected Financial Data

The following selected consolidated financial data are qualified by reference to and should be read in conjunction with our Consolidated Financial Statements and Notes thereto and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

	2009	2008	2007	2006	2005
	(In thousands, except per share amounts)

Operating Data:
Revenues	$355,224	$333,336	$179,576	$63,930	$6,247
Depreciation and amortization	$119,729	$122,577	$68,151	$22,478	$3,331
Asset management and acquisition fees	$27,984	$42,012	$29,939	$17,559	$5,225
Organizational and offering expenses, net of reversal (1)	$-	$3,741	$7,583	$5,760	$(6,630)
General and administrative,net (2)	$6,108	$5,991	$4,570	$2,819	$494
Income (loss) from continuing operations before provision for income taxes and equity in losses of unconsolidated entities, net	$10,133	$(146,483)	$(77,018)	$(35,628)	$(1,561)
Provision for income taxes	$(526)	$(2,512)	$(1,068)	$-	$-
Equity in losses of unconsolidated entities, net	$(8,777)	$(13,416)	$(8,288)	$(3,291)	$(831)
Income (loss) from continuing operations attributable to common shareholders	$(3,055)	$(165,474)	$(87,640)	$(38,490)	$(1,757)
Income from discontinued operations (5)	$5,243	$68	$-	$-	$-
Net (income) loss attributable to noncontrolling interests	$(4,065)	$(3,065)	$(1,266)	$429	$635
Net income (loss) attributable to common shareholders (3)	$2,620	$(165,408)	$(87,640)	$(38,490)	$(1,757)
Basic and diluted income (loss) from continuing operations attributable to common shareholders per common share:	$-	$(0.90)	$(0.70)	$(0.79)	$(0.16)
Distributions declared per common share	$0.62	$0.64	$0.62	$0.61	$0.60
Weighted average common shares outstanding - basic and diluted	207,807	183,776	125,776	48,468	11,061
Balance Sheet Data:
Total investment property (4)	$2,355,872	$2,374,007	$1,798,924	$677,564	$117,878
Investment in unconsolidated entities	$379,057	$364,374	$361,157	$307,553	$118,575
Assets held for sale (5)	$42,499	$-	$-	$-	$-
Total assets	$3,339,780	$3,280,437	$2,703,623	$1,213,662	$297,334
Long-term obligations	$1,712,722	$1,691,335	$1,273,596	$498,989	$77,922

(1)
Based on actual gross proceeds raised in the initial offering, we were not obligated to reimburse the Advisor for certain organizational and offering costs that were previously accrued by us. Accruals of these costs were reversed in our financial statements during the year ended December 31, 2005.

(2)	During the year ended December 31, 2005, the Advisor forgave $1.7 million, which was previously advanced to us for certain corporate-level general and administrative expenses.

(3)
We have revised the presentation of net income to apply the provisions of ASC 810 “Consolidation,” which we adopted on January 1, 2009. As a result, certain adjustments have been made to the consolidated statements of operations for the years ended December 31, 2008, 2007, 2006 and 2005 to be consistent with the 2009 presentation.

(4)
We have revised the presentation of investment property to exclude the value associated with leases in place at the time an investment property is acquired as shown in the consolidated balance sheet to be consistent with a majority of others in the industry. As a result, certain reclassifications have been made to the consolidated balance sheets as of December 31, 2007, 2006 and 2005 to be consistent with the 2008 and 2009 presentation.

(5)
We have classified one property as held for sale as of December 31, 2009. In addition, we classified two other properties as held for sale as of March 31, 2010 and have relcassified the results of operations for these properties into discontinued operations in the 2009 and 2008 statements of operations. No adjustments were made to other periods since these properties were not acquired until December 2008.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operation

You should read the following discussion and analysis together with our consolidated financial statements and notes thereto included in this Annual Report on Form 10-K. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. Please see “Special Note Regarding Forward-Looking Statements” above for a description of these risks and uncertainties.

Executive Summary

Hines Real Estate Investment Trust, Inc. (“Hines REIT” and, together with its consolidated subsidiaries, “we”, “us” or the “Company”) and its subsidiary, Hines REIT Properties, L.P. (the “Operating Partnership”) were formed in August 2003 for the purpose of investing in and owning interests in real estate. We invest in real estate to satisfy our primary investment objectives including preserving invested capital, paying regular cash distributions and achieving modest capital appreciation of our assets over the long term. We make investments directly through entities wholly owned by the Operating Partnership or indirectly through other entities such as through our investment in the Core Fund. As of December 31, 2009, we had direct and indirect interests in 63 properties. These properties consist of 45 office properties located throughout the United States, one mixed-use office and retail property in Toronto, Ontario, one industrial property in Dallas, Texas, four industrial properties in Brazil and a portfolio of 12 grocery-anchored shopping centers located in five states primarily in the Southeastern United States (the “Grocery-Anchored Portfolio”). On January 22, 2010 we sold one industrial property located in Curitiba, Brazil and on April 22, 2010, we sold two industrial properties located in Sao Paulo, Brazil.

Our principal targeted assets are office properties that have quality construction, desirable locations and quality tenants. We expect to continue to focus primarily on investments in institutional-quality office properties located in the United States (whether as direct investments or as indirect investments through the Core Fund or otherwise). However, we also intend to continue to pursue other real estate investments that we believe will satisfy our long-term primary objectives of preserving invested capital and achieving modest capital appreciation over the long term, in addition to providing regular cash distributions to our shareholders. To achieve these objectives, we intend to invest in properties which will be diversified by location, lease expirations and tenant industries. In the future, our investments may include additional investments outside of the United States, investments in non-office properties, non-core or development investments, loans, ground leases and investments in other joint ventures.

In order to provide capital for these investments, we raised approximately $2.0 billion in our initial public offering (the “Initial Offering”) and our second public offering  (the “Second Offering”), the latter of which terminated on June 30, 2008. On July 1, 2008, we commenced our third public offering (the “Third Offering”) pursuant to which we offered up to $3.5 billion in shares of common stock including $500.0 million in shares of common stock under our dividend reinvestment plan.  Through December 31, 2009, we raised $471.1 million in proceeds from the Third Offering. In consideration of market conditions and other factors, our board of directors determined to cease new sales of the Company’s shares through the Third Offering’s primary offering as of January 1, 2010, although we will continue to sell shares under the Third Offering through our dividend reinvestment plan. The board of directors is considering various future capital raising strategies for the Company, and the Company may resume capital raising in the future under a new offering.

Our board of directors and our officers remain focused on carefully managing our cash position and maintaining appropriate levels of liquidity to meet our operating and capital needs in an environment where access to capital in the equity and debt markets remains constrained.  To that end, on November 30, 2009, our board of directors determined that it is in our best interest to suspend our share redemption program until further notice, except with respect to redemption requests made in connection with the death or disability (as defined in the Code) of a shareholder (referred to herein as “Special Redemption Requests”).  Accordingly, all pending redemption requests that were not made in connection with the death or disability of a shareholder were not funded, nor were any additional such requests that are received hereafter be funded, until further notice.  Special Redemption Requests will be considered for redemption by our board of directors on a quarterly basis, and the fulfillment of any Special Redemption Requests will be subject to the discretion of our board of directors in determining whether we have sufficient funds available for redemptions and will be subject to the other limitations of the share redemption program.

Economic Update

After four quarters of significant GDP declines, the third and fourth quarters of 2009 saw GDP return to growth of approximately 2.2% and 5.6%, respectively.  The largest share of this growth was generated by business rather than consumer or government spending. While GDP news has been positive, unemployment remains very high.  U.S. job losses continued for 22 consecutive months across 2008 and 2009, and in 9 of those months losses exceeded 400,000 jobs per month. In late 2009 and early 2010 the job loss rate has been much less dramatic, but consumer confidence has not been restored enough to increase spending.

Although there have been signs of  recovery in the economy, commercial office real estate fundamentals typically lag the economy and we believe the effects of the economic recession will continue to have an adverse impact on commercial office real estate market fundamentals, including tenant demand, overall occupancies, leasing velocity, rental rates, subletting and tenant defaults. While the recession began in December 2007, the most significant increases in market vacancy occurred in 2009 and will likely continue in 2010. We are proactively managing our portfolio in an effort to minimize the negative impacts to our portfolio during this time.

As with most commercial real estate, our portfolio of assets is not immune to the effects of a recession, however, due to the quality and diversification of our portfolio, we believe that our portfolio is relatively well positioned to limit the negative impact from this down cycle. In spite of the challenges presented by the current economy and markets, our portfolio was 90% leased as of December 31, 2009, compared to our December 31, 2008 leased percentage of 95%. Our management closely monitors the portfolio's lease expirations, which range from 6.6% to 10.3% of leasable square feet per year from now through 2012. We believe this level of expirations is manageable, and we will remain focused on filling tenant vacancies with the highest-quality tenants in each of the markets in which we operate. Although we continue to be leased to a diverse tenant base over a variety of industries, our portfolio is approximately 15% leased to over 225 companies in the financial and insurance industries and is approximately 15% leased to over 125 companies in the legal industry. Despite the recent increase in leasing activities in select markets, most markets where we operate are experiencing lower rental rates and increased landlord funded leasing incentives to tenants associated with new leases and lease renewals.

Declining real estate fundamentals have had a significant negative impact on values of commercial real estate investments. Commercial real estate sales across the U.S. in 2008 and 2009 were dramatically down from the record high volume in 2007, and cap rates have increased across all property types. This has negatively impacted the value of our real estate investments and consequently is expected to negatively impact the estimated value of our shares determined by our board of directors in the future. Investment transaction volume did increase as 2009 progressed, prospective buyers began to underwrite modest market recoveries and sellers adjusted their price expectations downward. Recent demand has been greatest for high quality, well-located assets that generate stable cash flows.  We expect that this trend may lead to increased investment activity in 2010.

While we have seen some recent improvements in the debt capital markets, debt capital continues to be difficult to obtain and more expensive. We have managed our portfolio to date in an effort to minimize our exposure to volatility in the debt capital markets. We have done this by using moderate levels of long-term fixed-rate debt and minimizing our exposure to short-term variable-rate debt which is more likely to be impacted by market volatility. Our portfolio was 58% leveraged as of December 31, 2009, with 92% of our debt in the form of long-term, fixed-rate mortgage loans (some of which are effectively fixed through the use of interest rate swaps).

Given the economic environment, the overall decline in the value of most investors’ portfolios and increased liquidity needs of investors, capital raising in 2009 was very difficult and continues to present challenges in 2010.  In consideration of current market conditions and other factors, on November 30, 2009, the board of directors determined to cease new sales of shares in our current offering, other than those pursuant to our dividend reinvestment plan, and therefore we are not accepting any subscriptions dated after December 31, 2009.  Our management and board of directors are considering various future capital raising strategies and expects we may resume capital raising in the future under a new offering.  The proceeds that we receive from participants choosing to reinvest distributions in additional shares has historically been an important source of capital for us. To the extent that a material number of participants in this program choose to terminate or reduce their level of participation, our capital will be further constrained.  The increased focus on liquidity by our investors resulted in a significant increase in requests to redeem securities near the end of 2008 and in throughout 2009. In November 2009, we suspended our share redemption program except for requests due to death or disability to allow us to preserve more capital to meet our liquidity needs.

Like many other property owners, we have been impacted by the adverse effect of the economy on real estate fundamentals, and as a result of these conditions, as well as our commitment to conservative management of our liquidity position, we declared distributions for the months of July through December 2009 at a per-share amount that is slightly lower than the amount declared for each of the months since our last distribution rate change in May 2008.  Despite these challenges, we were still able to declare distributions equal to $0.62, $0.64 and $0.62 for the years ended December 31, 2009, 2008 and 2007.  However, in light of the conditions discussed above, we expect that the level of distributions to our shareholders will decrease in future periods.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Each of our critical accounting policies involves the use of estimates that require management to make judgments that are subjective in nature. Management relies on its experience, collects historical and current market data, and analyzes these assumptions in order to arrive at what it believes to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates.

Basis of Presentation

Our consolidated financial statements included in this annual report include the accounts of Hines REIT and the Operating Partnership (over which Hines REIT exercises financial and operating control) and the Operating Partnership’s wholly-owned subsidiaries as well as the related amounts of noncontrolling interest. All intercompany balances and transactions have been eliminated in consolidation.

We evaluate the need to consolidate investments based on standards set forth by GAAP. Our joint ventures are evaluated based upon GAAP to determine whether or not the investment qualifies as a variable interest entity (“VIE”).  If the investment qualifies as VIE, an analysis is then performed to determine if we are the primary beneficiary of the VIE by reviewing a combination of qualitative and quantitative measures including analyzing expected investment portfolio using various assumptions to estimate the net operating income from the underlying assets.  The projected cash flows are then analyzed to determine whether or not we are the primary beneficiary based upon the expected losses and residual returns of each variable interest holder.  In addition to this analysis, we also consider the rights and decision making abilities of each holder of variable interest entity. We will consolidate joint ventures that are determined to be variable interest entities for which we are the primary beneficiary. We will also consolidate joint ventures that are not determined to be variable interest entities, but for which we exercise significant control over major operating decisions, such as approval of budgets, selection of property managers, asset management, investment activity and changes in financing.

Our investments in partially owned real estate joint ventures and partnerships are reviewed for impairment periodically if events or circumstances change indicating that the carrying amount of our investments may not be recoverable.  The ultimate realization of our investments in partially owned real estate joint ventures and partnerships is dependent on a number of factors, including the performance of each investment and market conditions.  In accordance with GAAP, we will record an impairment charge if we determine that a decline in the value of an investment is other than temporary.  Based on our analysis of the facts and circumstances at each reporting period, no impairment was recorded for the years ended December 31, 2009 and 2008.  However, if conditions in the capital and real estate markets continue to deteriorate, we may record impairment on these investments in the future.

Investment Property and Lease Intangibles

Real estate assets that we own directly are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. The estimated useful lives for computing depreciation are generally 10 years for furniture and fixtures, 15-20 years for electrical and mechanical installations and 40 years for buildings. Major replacements that extend the useful life of the assets are capitalized and maintenance and repair costs are expensed as incurred.

Acquisitions of properties are accounted for utilizing the acquisition method and, accordingly, are recorded at the estimated fair values of the assets acquired and liabilities assumed. The results of operations of acquired properties are included in our results of operations from their respective dates of acquisition. Estimates of future cash flows and other valuation techniques that we believe are similar to those used by independent appraisers are used to record the purchase of identifiable assets acquired and liabilities assumed such as land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases, tenant relationships, asset retirement obligations, mortgage notes payable and any goodwill or gain on purchase. Values of buildings and improvements will be determined on an as if vacant basis. Initial valuations are subject to change until such information is finalized, no later than 12 months from the acquisition date.

The estimated fair value of acquired in-place leases are the costs we would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, we will evaluate the time period over which such occupancy levels would be achieved. Such evaluation will include an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition are amortized over the remaining lease terms.

Acquired above-and below-market lease values are recorded based on the present value (using an interest rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases. The capitalized above- and below-market lease values are amortized as adjustments to rental revenue over the remaining terms of the respective leases, which includes periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the in-place lease value is charged to amortization expense and the unamortized portion of out-of-market lease value is charged to rental revenue.

Acquired above- and below-market ground lease values are recorded based on the difference between the present value (using an interest rate that reflects the risks associated with the lease acquired) of the contractual amounts to be paid pursuant to the ground leases and management’s estimate of fair market value of land under the ground leases. The capitalized above- and below-market lease values are amortized as adjustments to ground lease expense over the lease term.

Real estate assets are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the current and projected operating cash flows of each property on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair values to reflect impairment in the value of the asset.

Management estimates the fair value of assumed mortgage notes payable based upon indications of then-current market pricing for similar types of debt with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the note’s outstanding principal balance is amortized over the life of the mortgage note payable.

Deferred Leasing Costs

Direct leasing costs, primarily consisting of third-party leasing commissions and tenant inducements, are capitalized and amortized over the life of the related lease. Tenant inducement amortization is recorded as an offset to rental revenue and the amortization of other direct leasing costs is recorded in amortization expense.

We consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes. These factors include: 1) whether the lease stipulates how and on what a tenant improvement allowance may be spent; 2) whether the tenant or landlord retains legal title to the improvements; 3) the uniqueness of the improvements; 4) the expected economic life of the tenant improvements relative to the term of the lease; and 5) who constructs or directs the construction of the improvements.

The determination of who owns the tenant improvements for accounting purposes is subject to significant judgment. In making that determination, we consider all of the above factors. No one factor, however, necessarily establishes any determination.

Organizational and Offering Costs

Certain organizational and offering costs related to our Initial Offering and Second Offering have been paid by our Advisor on our behalf. Organizational and offering costs incurred by our Advisor have been analyzed and segregated between those which are organizational in nature, those which are offering-related salaries and other general and administrative expenses of the Advisor and its affiliates, and those which qualify as offering expenses in accordance with GAAP. Organizational costs are expensed as incurred in accordance with GAAP. Offering-related salaries and other general and administrative expenses of the Advisor and its affiliates are expensed as incurred, and third-party offering expenses are taken as a reduction against the net proceeds of the offerings within additional paid-in capital in accordance with GAAP. In addition to the offering costs paid to the Advisor, selling commissions and dealer manager fees were paid to Hines Real Estate Investments, Inc. (“HREI” or the “Dealer Manager”). Such costs are taken as a reduction against the net offering proceeds within additional paid-in capital as well.

On July 1, 2008, we entered into a new advisory agreement in connection with our Third Offering. Pursuant to the terms of the new advisory agreement, we are not obligated to reimburse the Advisor for organizational and offering costs related to the Third Offering. Additionally, the Advisor is not a shareholder of Hines REIT. Accordingly, no amounts of organizational and offering costs incurred by the Advisor in connection with the Third Offering during the years ended December 31, 2009, 2008 and 2007 have been recorded in the accompanying consolidated financial statements.

Revenue Recognition and Valuation of Receivables

We are required to recognize minimum rent revenues on a straight-line basis over the terms of tenant leases, including rent holidays and bargain renewal options, if any. Revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant’s lease provision. Revenues related to lease termination fees are recognized at the time that the tenant’s right to occupy the space is terminated and when we have satisfied all obligations under the lease and are included in other revenue in the accompanying consolidated statements of operations. To the extent our leases provide for rental increases at specified intervals, we will record a receivable for rent not yet due under the lease terms. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We review unbilled rent receivables on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of unbilled rent with respect to any given tenant is in doubt, we would be required to record an increase in our allowance for doubtful accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and shareholders’ equity.

Derivative Instruments

We have entered into several forward interest rate swap transactions with HSH Nordbank AG, New York Branch (“HSH Nordbank”). These swap transactions were entered into as economic hedges against the variability of future interest rates on the Company’s variable interest rate borrowings with HSH Nordbank. We have not designated any of these contracts as cash flow hedges for accounting purposes. The valuation of the interest rate swaps is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The interest rate swaps have been recorded at their estimated fair value in the accompanying consolidated balance sheets as of December 31, 2009 and 2008. Changes in the fair value of the interest rate swaps have been recorded in the accompanying consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007.

Treatment of Management Compensation, Expense Reimbursements and Operating Partnership Participation Interest

We outsource management of our operations to the Advisor and certain other affiliates of Hines. Fees related to these services are accounted for based on the nature of the service and the relevant accounting literature. Fees for services performed that represent period costs of the Company are expensed as incurred. Such fees include acquisition fees and asset management fees paid to the Advisor and property management fees paid to Hines. In addition to cash payments for acquisition fees and asset management fees paid to the Advisor, an affiliate of the Advisor has received a profits interest in the Operating Partnership related to these services (the “Participation Interest”). As the percentage interest of the Participation Interest is adjusted, the value attributable to such adjustment is charged against earnings and a liability is recorded until it is repurchased for cash or converted into common shares of the Company. In addition, the liability is remeasured at fair value at each balance sheet date with related adjustments charged to earnings in accordance with GAAP. The determination of the adjustment for the Participation Interest is subject to significant judgment.

The conversion and redemption features of the participation interest are accounted for in accordance with GAAP. Redemptions of the Participation Interest for cash will be accounted for as a reduction to the liability discussed above to the extent of such liability, with any additional amounts recorded as a reduction to equity. Conversions into common shares of the Company will be recorded as an increase to the outstanding common shares and additional paid-in capital accounts and a corresponding reduction in the liability discussed above. Redemptions and conversions of the Participation Interest will result in a corresponding reduction in the percentage attributable to the Participation Interest and will have no impact on the calculation of subsequent increases in the Participation Interest.

Financial Condition, Liquidity and Capital Resources

General

Our principal cash requirements are for property-level operating expenses, capital improvements and leasing costs, debt service, corporate-level general and administrative expenses, distributions and redemptions. We have three primary sources of capital for meeting our cash requirements:

•	proceeds from our public offerings, including our dividend reinvestment plan;
•	debt financings, including secured or unsecured facilities; and
•	cash flow generated by our real estate investments and operations.

Our cash needs for  additional investments in our properties have been met primarily by proceeds from our public equity offerings and debt financing, while our operating cash needs have primarily been met through cash flow generated by our properties and investments. We believe that our current capital resources, cash flow from operations and proceeds from potential future sales of our real estate investments are sufficient to meet our liquidity needs for the foreseeable future.

 We intend to continue to pay distributions to our shareholders on a quarterly basis. However, as discussed previously, in light of the current economic conditions, we expect that the level of distributions to our shareholders will decrease in future periods.

Cash Flows from Operating Activities

Our direct investments in real estate assets generate cash flow in the form of rental revenues, which are reduced by debt service, direct leasing costs and property-level operating expenses. Property-level operating expenses consist primarily of salaries and wages of property management personnel, utilities, cleaning, insurance, security and building maintenance costs, property management and leasing fees, and property taxes. Additionally, we have incurred corporate-level debt service, general and administrative expenses, asset management and acquisition fees.

Net cash provided by operating activities was $69.0 million, $40.6 million and $17.2 million for the years ended December 31, 2009, 2008 and 2007, respectively. The increase is primarily due to operating cash flows from properties acquired in previous years.

Cash Flows from Investing Activities

Net cash used in investing activities was $108.9 million, $701.6 million and $1,251.8 million, respectively for the years ended December 31, 2009, 2008 and 2007. The decrease is primarily due to a significant reduction in acquisitions completed during each of the last two years. During the years ended December 31, 2008 and 2007, we had cash outflows of $668.0 million and $1,175.4 million, respectively, related to the acquisition of properties and their related lease intangibles. We did not acquire any direct interests in properties during the year ended December 31, 2009. In addition, we have described certain additional transactions below which may be helpful in understanding changes in our investing cash flows between 2009 and 2008.

     In January 2009, we entered into possession and use agreements with the City of Redmond, Washington, related to a portion of the land owned in connection with the Laguna Buildings, which gave the city immediate use and possession of the land until final terms of the sale were determined and title transferred in December 2009. We received $1.2 million as compensation for this transaction which was recorded in proceeds from sale of land and improvements in the accompanying statement of cash flows for the year ended December 31, 2009.

In December 2008, we and an affiliate of Hines sold a 2.8 acre park and waterwall adjacent to Williams Tower to an unrelated third party.  The total sales price was $8.5 million, and the net proceeds to the Company were $4.0 million which was recorded in proceeds from sale of land and improvements in the accompanying statement of cash flows for the year ended December 31, 2008.

During the years ended December 31, 2009 and 2008 we made no capital contributions to the Core Fund. During the year ended December 31, 2007, we made capital contributions to the Core Fund totaling $58.0 million. During the years ended December 31, 2009, 2008 and 2007, we received distributions from the Core Fund totaling $6.7 million, $26.9 million and $25.4 million, respectively, which were included in cash flows from investing activities as they exceeded our equity in earnings of the joint venture. The Core Fund decreased the amount of its distributions during 2009 in order to pay down debt and improve its liquidity position and we expect distributions, if any, will be minimal for the next several quarters.

In June 2007, we invested $28.9 million in Distribution Park Rio representing a 50% interest. During the years ended December 31, 2009, 2008 and 2007, we received distributions from Distribution Park Rio totaling $2.2 million, $2.7 million and $1.0 million, respectively. Approximately $106,000, $509,000 and $594,000 of these amounts were included in cash flows from investing activities as they exceeded our equity in earnings of the joint venture and the remaining amounts were included in operating cash flows for the years ended December 31, 2009, 2008 and 2007, respectively.

On November 13, 2008, we acquired a 70.0% non-managing interest in the Grocery-Anchored Portfolio through a joint venture. Concurrently with our initial investment, the joint venture acquired interests in eight of these properties. The joint venture acquired interests in the remaining four properties in the first quarter of 2009. As of December 31, 2009, we had invested $79.9 million in the Grocery-Anchored Portfolio, $23.1 million of which was invested during 2009. During the year ended December 31, 2009, we received distributions from the Grocery-Anchored Portfolio totaling approximately $6.5 million, $6.3 million of which was included in cash flows from investing activities as it exceeded our equity in earnings of the joint venture. $1.8 million of these distributions represented a return of capital originally contributed to the joint venture in the fourth quarter of 2008, which was used to fund a deposit on the joint venture’s mortgage financing.

During the years ended December 31, 2009 and 2008, respectively, we had net cash inflows of $1.2 million and $4.6 million, for master leases entered into in connection with our acquisitions. During the year ended December 31, 2007, we had net cash outflows of $5.7 million, for master leases entered into in connection with our acquisitions.

During the year ended December 31, 2009, we had a decrease in restricted cash and marketable securities of $13.3 million. This decrease is primarily related to rent held in escrow of $10.7 million at one of our properties required by its mortgage agreement to be restricted as of year-end, which was subsequently released. During the years ended December 31, 2008 and 2007, we had increases in restricted cash of approximately $12.8 million and $712,000, respectively, related to certain escrows required by our mortgage agreements of properties acquired during that period.

During the fourth quarter of 2009, we posted additional cash collateral of approximately $106.1 million to rebalance the collateral for the properties under our secured credit facility with HSH Nordbank which is included in additional cash collateral on notes payable in the consolidated statement of cash flows. See “Cash Flows from Financing Activities — Debt Financings” in this section for additional information.

During the years ended December 31, 2008 and 2007, we had cash outflows related to other assets of $4.9 million and $10.0 million, respectively, primarily as a result of deposits paid on real estate investments that were acquired subsequent to the applicable year-end.

Cash Flows from Financing Activities

Public Offerings

During the years ended December 31, 2009, 2008 and 2007, respectively, we raised proceeds of $250.4 million, $446.3 million and $797.3 million excluding proceeds from the dividend reinvestment plan. The decrease in proceeds received in 2009 and 2008 compared to 2007 is a result of the capital markets and economic environment.  In consideration of market conditions and other factors, our board of directors determined to cease new sales of the Company’s shares through the Third Offering’s primary offering as of January 1, 2010, although we expect to continue to sell shares under the Third Offering through our dividend reinvestment plan. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Summary” in this report.

We funded redemptions of $152.5 million for the year ended December 31, 2009 compared to $58.7 million and $10.6 million, respectively, for the years ended December 31, 2008 and 2007. As indicated previously, we have experienced a significant increase in requests for redemptions during 2009 compared to the same period in 2008, due to the current economic environment and increased liquidity needs of our shareholders. Effective November 30, 2009, we suspended our share redemption program except for redemption requests made in connection with the death or disability of a shareholder.

Payment of Offering and Other Costs and Expenses

In addition to making investments in accordance with our investment objectives, we used our capital resources to pay the Dealer Manager and the Advisor for services they provided to us during the various phases of our offerings and operations. During our offerings, we pay the Dealer Manager selling commissions and dealer manager fees, and during the Second Offering we reimbursed the Advisor for organizational and offering costs. Pursuant to the terms of the Third Offering, we were not obligated to pay organizational and offering costs related to the Third Offering, other than selling commissions and the dealer manager fee. As a result, we have not incurred or paid any organizational or offering costs related to the Third Offering during 2008 or 2009.

During the years ended December 31, 2009, 2008 and 2007, we paid the Dealer Manager selling commissions of $16.3 million, $29.5 million and $53.8 million, respectively, and dealer manager fees of $5.2 million, $9.8 million and $17.4 million, respectively. All such selling commissions and a portion of such dealer manager fees were reallowed by the Dealer Manager to participating broker dealers for their services in selling our shares. Commissions and dealer manager fees paid during the year ended December 31, 2009 decreased, as compared to 2008 and 2007, primarily as a result of a decrease in capital raised.

Our Second Offering terminated on June 30, 2008. No organizational and offering costs related to the Second Offering were incurred after December 31, 2008. During the years ended December 31, 2008 and 2007, the Advisor incurred organizational and offering costs related to the Second Offering totaling $8.0 million and $16.6 million, respectively. During the years ended December 31, 2008 and 2007 we made payments totaling $10.3 million and $19.3 million, respectively, for Second Offering organizational and offering costs, all of which were reimbursements made to our Advisor. The decrease in the amount of organizational and offering costs paid during 2008 compared to 2007 is due to the termination of the Second Offering in the middle of 2008.

Distributions

In order to meet the requirements for being treated as a REIT under the Internal Revenue Code of 1986 and to pay regular cash distributions to our shareholders, which is one of our investment objectives, we have declared and expect to continue to declare distributions to shareholders (as authorized by our board of directors) as of daily record dates and aggregate and pay such distributions quarterly.

During the years ended December 31, 2009, 2008 and 2007, we declared distributions equal to $0.62, $0.64 and $0.62 per share. The distributions declared were authorized and set by our board of directors at a level the board believed to be appropriate based upon the board’s evaluation of our assets, historical and projected levels of cash flow and results of operations, additional capital and debt anticipated to be raised or incurred and invested in the future, the historical and projected timing between receiving offering proceeds and investing such proceeds in real estate investments, and general market conditions and trends. However, as discussed above, in light of the current economic environment and its impact on our real estate portfolio, we expect that the level of distributions to our shareholders will decrease in future periods.

For the years ended December 31, 2009, 2008 and 2007, we funded our cash distributions with cash flows from operating activities and distributions received from our unconsolidated entities.

Debt Financings

We use debt financing from time to time for acquisitions and investments as well as for property improvements, tenant improvements, leasing commissions and other working capital needs. We may obtain financing at the time an asset is acquired or an investment is made or at such later time as determined to be appropriate, depending on market conditions and other factors.

During the year ended December 31, 2009, we received debt proceeds of $290.0 million and made payments of $244.5 million related to borrowings under our revolving credit facility. We use proceeds from our revolving credit facility to make capital contributions related to acquisitions, fund general working capital needs and to make principal payments on other debts as described above. Our revolving credit facility expires in October 2010, but is subject to extension at our election for one additional year, subject to compliance with certain covenants. In accordance with the provisions of the revolving credit facility agreement, we expect to re-appraise our properties during the 2nd quarter of 2010. Given the current economic environment, we expect the values of some or all of the properties will be lower than previous values. Accordingly, we may not comply with certain covenants of this credit facility which could limit our availability of funds under our revolving credit facility and limit our ability to extend this facility or negotiate a new revolving credit facility. To the extent we remain in compliance with such covenants, we intend to exercise our option to  extend this facility prior to its maturity in October 2010. If we do not meet the financial covenants, we would expect to negotiate a new revolving credit facility.

In addition, upon execution of the extension of the maturity date on the Airport Corporate Center debt, we made a principal payment of $13.1 million to reduce the outstanding principal balance to $77.9 million. This extension expired on March 11, 2010, at which time we refinanced this loan with a two-year mortgage loan. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Recent Developments and Subsequent Events” in this report. The remaining $1.0 million of debt payments relate to amortizing loans at certain of our properties.

As of December 31, 2009, we had $520.0 million outstanding under a secured credit facility with HSH Nordbank. HSH Nordbank has the right to have the properties serving as collateral under this credit facility appraised every two years. Should the aggregate outstanding principal amounts under this facility exceed 55% of the lender’s appraised values, we must rebalance through making a partial payment or providing additional collateral to eliminate such excess. Subject to this requirement, during the fourth quarter of 2009, we posted additional cash collateral of approximately $106.1 million to rebalance the collateral for the properties under this credit facility which is included in additional cash collateral on notes payable in the consolidated statement of cash flows. This cash collateral was primarily funded with a borrowing under our revolving credit facility. Considering the declining real estate values, the Company could be required to pay additional amounts to rebalance the collateral for the properties under this credit facility.

As of December 31, 2009, our debt financing was approximately 58% of the estimated aggregate value of our real estate investments (including our pro rata share of real estate assets and related debt owned through our investments in other entities such as the Core Fund) compared with 55% and 54%, at December 31, 2008 and 2007, respectively. As of December 31, 2009, this percentage was based upon our most recent appraised values, which for many of our assets, were completed more than one year ago. As mentioned above, given the current economic environment, we expect the values of some or all of our properties will be lower than previous values, which will result in a higher loan-to-value ratio.

During the year ended December 31, 2008, we entered into $251.0 million of permanent mortgage financing related to our wholly-owned property acquisitions. We also assumed a mortgage with a principal balance of $54.2 million related to our acquisition of the Raytheon/DirecTV Buildings and three mortgage loans with principal balances totaling $35.8 million related to our acquisition of 345 Inverness Drive and the Arapahoe Business Parks. These mortgages were primarily interest-only and had terms that varied from five to eight years with a weighted average interest rate of 5.51%. In addition, we received proceeds of $395.5 million and made debt payments of $380.2 million, primarily related to borrowings under our revolver.

During the year ended December 31, 2007, we entered into $863.2 million of permanent mortgage financing related to our wholly-owned property acquisitions. These mortgages were primarily interest-only and had terms that varied from five to 10 years with a weighted average interest rate of 5.63%. In addition, we received proceeds of $416.7 million and made debt payments of $578.8 million, primarily related to borrowings under our revolver.

Results of Operations

Year ended December 31, 2009 compared to the year ended December 31, 2008

Results for our Directly-Owned Properties

We owned 25 properties directly that were 91% leased as of December 31, 2009 compared to 25 properties that were 95% leased as of December 31, 2008. The following table presents the property-level revenues and expenses for the year ended December 31, 2009, as compared to the same period in 2008. Same-store properties for the year ended December 31, 2009 include all properties owned as of January 1, 2008. Revenues and expenses for properties acquired after January 1, 2008 are included in “Recent Acquisitions.” Please note, the following analysis excludes the activity of three properties which were sold during 2010. All amounts are in thousands, except for percentages:

	Years Ended December 31,		Change
	2009	2008	$	%
Property revenues
Same-store properties	$273,064	$275,844	$(2,780)	(1.0	) %
Recent acquisitions	82,160	57,492	24,668	42.9%
Total property revenues	$355,224	$333,336	$21,888	6.6%

Property expenses (1)
Same-store properties	$206,048	$217,189	$(11,141)	(5.1	) %
Recent acquisitions	63,662	47,695	15,967	33.5%
Total property expenses	$269,710	$264,884	$4,826	1.8%

Property revenues in excess of expenses
Same-store properties	$67,016	$58,655	$8,361	14.3%
Recent acquisitions	18,498	9,797	8,701	88.8%
Total property revenues in excess of expenses	$85,514	$68,452	$17,062	24.9%

Interest income/expense
Interest expense	$91,538	$83,111	$8,427	10.1%
Interest income	$426	$3,544	$(3,118)	(88.0	) %
__________

(1)	Property expenses include property operating expenses, real property taxes, property management fees, depreciation and amortization of real estate assets, other losses and income taxes.

As indicated above, the changes in property revenues and expenses between the years ended December 31, 2009 and 2008 were primarily due to acquisitions made during 2008. The margin of property revenues in excess of property expenses for same-store properties increased by 14.3% during the year ended December 31, 2009 as compared to the same period in 2008. The increase in this margin is primarily due to decreased depreciation and amortization resulting from fully amortized lease intangibles.

The increase in interest expense for the year ended December 31, 2009 compared to the same period in 2008 is primarily due to increased borrowings related to our acquisitions of directly-owned properties. Average debt outstanding during the year ended December 31, 2009 and 2008 was $1.6 billion and $1.4 billion, respectively. The decrease in interest income is primarily due to lower interest rates on cash we held in short-term investments during delays between raising capital and acquiring real estate investments.

        As a result of future potential acquisitions or disposals, our results of operations for the year ended December 31, 2009 could differ from our results of operations in future periods.

Sale of Investment Property

In January 2009, we entered into possession and use agreements with the City of Redmond, Washington, related to a portion of the land owned in connection with the Laguna Buildings, which gave the city immediate use and possession of the land until final terms of the sale were determined and title transferred in December 2009. We received $1.2 million as compensation for this transaction which was recorded in proceeds from sale of land and improvements in the accompanying statement of cash flows. This transaction resulted in a gain of $612,000, which is reflected in “Gain on sale of real estate” in the accompanying consolidated statement of operations.

  In December 2008, the Company and an affiliate of Hines sold a 2.8 acre park and waterwall adjacent to Williams Tower to an unrelated third party. The total sales price was $8.5 million, and the net proceeds to the Company were $4.0 million. The Company’s basis in the property was approximately $4.3 million, of which $4.1 million was assigned to land and $152,000 was assigned to the waterwall. As a result of the sale, the Company recognized an impairment of $254,000 which is reflected in “Other” in the accompanying statement of operations. Subsequent to the sale, the Company entered into an agreement with the buyer which allows the Company to continue to manage the daily activities of the park and waterwall. The Company will be responsible for certain maintenance costs, a majority of which are collected from the tenants of Williams Tower through operating expense recoveries, and the buyer will be responsible for all capital improvements and costs associated with the waterwall operations. The results of operations from the park and waterwall for 2008 were a loss of approximately $52,000. These operations are classified in the accompanying statement of operations as continuing operations, due to the fact that these expenses and revenues will continue to be recognized by the Company in future periods given the management agreement entered into between the Company and the buyer.

In October 2009, we entered into a sale agreement with an unaffiliated third party to sell a land parcel we acquired in connection with our acquisition of Williams Tower in May 2008. According to the terms of the sale agreement, the land parcel is expected to be sold in 2010 for approximately $12.8 million. Per the terms of the sale agreement, the purchaser has a six month due diligence period in which it can terminate the contract for any reason, without penalty.  Accordingly, there can be no assurances that this transaction will be consummated. We recorded an impairment charge of $3.4 million, which is included in other losses in the accompanying consolidated statement of operations. The amount of the impairment charge was determined based on the expected sale price specified in the executed sale agreement.

No impairment charges were recorded during the year ended December 31, 2009 other than the impairment charge described above. However, if market conditions continue to deteriorate and result in lower valuations or reduced cash flows of our properties, additional impairment charges may be recorded in future periods.

Discontinued Operations

On January 22, 2010, we sold Distribution Park Araucaria, an industrial property located in Curitiba, Brazil which we acquired in December 2008. The sales price was $38.4 million (69.9 million BRL translated at a rate of 1.818 BRL per USD). We classified the property as an asset held for sale in accordance with GAAP as of December 31, 2009 and included its results of operations within discontinued operation in the accompanying consolidated statements of operations for the year ended December 31, 2009. The statement of operations for the year ended December 31, 2008 has been reclassified to include the results of operations of Distribution Park Araucaria in discontinued operations to be consistent with the 2009 presentation. In connection with the sale of Distribution Park Araucaria, we paid our Advisor a disposition fee of approximately $384,000.

On April 22, 2010, we sold Distribution Parks Elouveira and Vinhedo, two industrial properties located in Sao Paulo, Brazil, which we acquired in December 2008. The sales price was $102.5 million (181.0 million BRL translated at a rate of 1.765 BRL per USD). We classified these properties as assets held for sale in accordance with GAAP as of March 31, 2010. The statements of operations for the years ended December 31, 2009 and 2008 have been reclassified to include the results of operations of Distribution Parks Elouveira and Vinhedo in discontinued operations. In connection with the sale of Distribution Parks Elouveira and Vinhedo we incurred a disposition fee payable to our Advisor of $1.0 million. The results of operations of Distribution Parks Araucaria, Elouveira and Vinhedo for the years ended December 31, 2009 and 2008 are as follows (amounts in thousands):
	2009	2008
Revenues:
Rental revenue	$14,597	$363
Other revenue	-	-
Total revenues	14,597	363
Expenses:
Property operating expenses	722	21
Real property taxes	578	53
Property management fees	191	-
Depreciation and amortization	6,342	221
Total expenses	7,833	295
Income from discontinued operations before interest income and taxes	6,764	68
Interest income	46	-
Income taxes	(1,567)	-
Income from discontinued operations	$5,524	$68

Results for our Indirectly-Owned Properties

As of December 31, 2009, we owned a 28.7% non-managing general partner interest in the Core Fund, which held interests in 25 properties that were 88% leased. As of December 31, 2008, we owned a 28.7% non-managing general partner interest in the Core Fund, which held interests in 25 properties that were 91% leased. Our equity in losses related to our investment in the Core Fund for the year ended December 31, 2009 and 2008 was $11.0 million and $15.6 million, respectively. The decrease in our equity in losses of the Core Fund in 2009 is primarily due to an impairment charge recorded on one of its properties in 2008, our share of which amounted to $3.1 million. No similar charges were recorded in 2009.

We own a 70% non-managing interest in the Grocery-Anchored Portfolio, a portfolio of 12 grocery-anchored shopping centers located in five states primarily in the southeastern United States. Our equity in earnings related to our investment in the Grocery-Anchored Portfolio for the years ended December 31, 2009 and 2008 was approximately $129,000 and $28,000, respectively.

We own a 50% non-managing interest in Distribution Park Rio, an industrial property located in Rio de Janeiro, Brazil. Our equity in earnings related to our investment in Distribution Park Rio for the years ended December 31, 2009 and 2008 was approximately $2.1 million and $2.2 million, respectively.

CORPORATE-LEVEL ACTIVITIES

Corporate-level activities include results related to derivative instruments, asset management and acquisition fees, general and administrative expenses as well as other expenses which are not directly related to our property operations.

Derivative Instruments

We have entered into several interest rate swap transactions with HSH Nordbank as economic hedges against the variability of future interest rates on our variable interest rate borrowings. We have not designated any of these contracts as cash flow hedges for accounting purposes. The interest rate swaps have been recorded at their estimated fair value in the accompanying consolidated balance sheets as of December 31, 2009 and 2008. The gain or loss on derivative instruments recorded during the years ended December 31, 2009 and 2008 is the result of changes in the fair value of interest rate swaps during each period. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” included elsewhere in this Annual Report on Form 10-K for additional information regarding certain risks related to our derivatives, such as the risk of counterparty non-performance.

We recorded a gain of $49.3 million for the year ended December 31, 2009 and a loss of $85.9 million for the year ended December 31, 2008 due to changes in the values of our interest rate swaps. We expect to hold the underlying investments to their maturities. As a result, we do not expect to settle these interim gains and losses.

Other Corporate-level Activities

The tables below provide detail relating to our asset management and acquisition fees and general and administrative expenses for the years ended December 31, 2009 and 2008.  All amounts in thousands, except percentages:

	Years Ended December 31,		Change
	2009	2008	$	%
Asset Management and Acquisition Fees	$27,984	$42,012	$(14,028)	(33.4)%
General and Administrative Expenses	6,108	5,991	117	2.0%

We pay monthly asset management fees to our Advisor based on the amount of net equity capital invested in real estate investments and pay acquisition fees to our Advisor based on the purchase prices of our real estate investments. A portion of these fees is paid in cash and the remainder is satisfied through the participation interest (see Management’s Discussion and Analysis — Critical Accounting Policies — Treatment of Management Compensation, Expense Reimbursements and Operating Partnership Participation Interest for additional information regarding the participation interest). The decrease in asset management and acquisition fees for the year ended December 31, 2009 is the result of: (i) a $4.4 million increase in asset management fees due to an increase in the amount of net equity capital invested in real estate investments, (ii) a $14.4 million decrease in acquisition fees due to reduced acquisition activity and (iii) a $4.0 million reduction of asset management and acquisition fees resulting from fair value adjustments of the Participation Interest liability recorded in the current year compared to those recorded in the prior year.

General and administrative expenses include legal and accounting fees, insurance costs, costs and expenses associated with our board of directors and other administrative expenses. Certain of these costs are variable, which may increase in the future if we raise capital in potential future offerings and make additional real estate investments.

Net Income Attributable to Noncontrolling Interests

As of December 31, 2009 and 2008, affiliates of Hines owned 3.3% and 2.7% interests, respectively, in the Operating Partnership. As a result, we allocated income of approximately $4.1 million and $3.1 million, respectively, to the holders of these noncontrolling interests for the years ended December 31, 2009 and 2008.

Year ended December 31, 2008 compared to the year ended December 31, 2007

Results for our Directly-Owned Properties

We owned 25 properties directly that were 95% leased as of December 31, 2008 compared to 16 properties that were 94% leased as of December 31, 2007. The following table presents the property-level revenues and expenses for the year ended December 31, 2008, as compared to the same period in 2007. Same-store properties for the year ended December 31, 2008 include all properties owned as of January 1, 2007 as well as the Laguna Buildings, which were acquired on January 3, 2007. Revenues and expenses for properties acquired after January 3, 2007 are included in “Recent Acquisitions.” Please note the following analysis excludes three properties which were sold during 2010. All amounts are in thousands, except for percentages:

	Year Ended December 31,		Change
	2008	2007	$	%
Property revenues
Same-store properties	$114,651	$111,088	$3,563	3.2%
Recent acquisitions	218,685	68,488	150,197	219.3%
Total property revenues	$333,336	$179,576	$153,760	85.6%

Property expenses (1)
Same-store properties	$87,809	$89,191	$(1,382)	(1.5)%
Recent acquisitions	177,075	58,457	118,618	202.9%
Total property expenses	$264,884	$147,648	$117,236	79.4%

Property revenues in excess of expenses
Same-store properties	$26,842	$21,897	$4,945	22.6%
Recent acquisitions	41,610	10,031	31,579	314.8%
Total property revenues in excess of expenses	$68,452	$31,928	$36,524	114.4%

Interest income/expense
Interest expense	$83,111	$47,835	$35,276	73.7%
Interest income	$3,544	5,321	$(1,777)	(33.4)%
__________

(1)	Property expenses include property operating expenses, real property taxes, property management fees, depreciation and amortization of real estate assets and income taxes.

As indicated above, the increases in property revenues and expenses between 2008 and 2007 were primarily due to acquisitions made in those years. Revenues and expenses from our same-store properties were comparable between both years. The margin of property revenues in excess of property expenses for same-store properties increased by 22.6% during the year ended December 31, 2008 as compared to the same period in 2007. The increase in the margins is primarily due to a decrease in depreciation and amortization resulting from fully depreciated lease intangibles.

The increase in interest expense is primarily due to increased borrowings related to our acquisitions of directly-owned properties. Average debt outstanding during the years ended December 31, 2008 and 2007 was $1,373.2 million and $848.9 million, respectively. The decrease in interest income is primarily due to a reduction in the amount of cash we held in short-term investments during delays between raising capital and acquiring real estate investments and lower interest rates.

Results for our Indirectly-Owned Properties

As of December 31, 2008, we owned a 28.7% non-managing general partner interest in the Core Fund, which held interests in 25 properties that were 91% leased. By comparison, we owned a 32.0% interest in the Core Fund as of December 31, 2007, which held interests in 24 properties that were 92% leased.

Our equity in losses related to our investment in the Core Fund for the years ended December 31, 2008 and 2007 was $15.6 million and $8.7 million, respectively. The increase is related to the net loss of the Core Fund, which increased to $52.1 million from $26.5 million. Our equity in the Core Fund's 2008 net loss included $3.1 million resulting from an impairment charge recorded at one of the Core Fund's properties, and the remaining increase was primarily attributable to additional depreciation and amortization resulting from its recent acquisitions.

We own a 50% non-managing interest in Distribution Park Rio, which we acquired in July 2007. Our equity in earnings related to our investment in Distribution Park Rio for the years ended December 31, 2008 and 2007 was approximately $2.2 million and $385,000, respectively. The increase is due to owning our interest in Distribution Park Rio for the entire year in 2008 compared to six months in 2007 and decreased amortization resulting from fully depreciated lease intangibles.

Corporate-level Activities

Corporate-level activities include results related to derivative instruments, asset management and acquisition fees, general and administrative expenses as well as other expenses which are not directly related to our property operations.

Derivative Instruments

As previously described, we have entered into several interest rate swap transactions with HSH Nordbank as economic hedges against the variability of future interest rates on our variable interest rate borrowings. The interest rate swaps have been recorded at their estimated fair value in the accompanying consolidated balance sheet as of December 31, 2008.

In addition, on February 8, 2007, we entered into a foreign currency contract related to the acquisition of Atrium on Bay, a mixed-use office and retail property located in Toronto, Ontario. The contract was entered into as an economic hedge against the variability of the foreign currency exchange rate related to our equity investment and was settled at the close of this acquisition on February 26, 2007.  As indicated by the table below, the increase in losses on derivative instruments during 2008 is primarily due to the decrease in the fair value of the derivatives resulting from decreasing interest rates. We expect to hold the underlying investments to their maturities. As a result, we do not expect to realize these interim gains and losses.

Period	Decrease in Fair Value	Transaction Fees	Foreign Currency Gain	Loss on Derivative Instruments, net

Year Ended December 31, 2008	$(85,880)	$—	$—	$(85,880)
Year Ended December 31, 2007	$(25,750)	$(731)	$939	$(25,542)

Other Corporate-level Activities

The tables below provide detail relating to our asset management and acquisition fees and general and administrative expenses for the years ended December 31, 2008 and 2007.  All amounts in thousands, except percentages:

	Year Ended December 31,		Change
	2008	2007	$	%

Asset Management and Acquisition Fees	$42,012	$29,939	$12,073	40.3%
General and Administrative Expenses	$5,991	$4,570	$1,421	31.1%

The increase in asset management and acquisition fees resulted from an increase in acquisitions that we made during the year and a larger portfolio of assets under management.

General and administrative expenses include legal and accounting fees, insurance costs, costs and expenses associated with our board of directors and other administrative expenses. The increase in general and administrative expenses is primarily due to increased costs of shareholder communications, audit and legal fees as the Company’s activities and shareholder base continued to grow.

Net Income Attributable to Noncontrolling Interests

As of December 31, 2008 and 2007, affiliates of Hines owned 2.7% and 2.4% interests, respectively, in the Operating Partnership. We allocated income of approximately $3.1 million and $1.3 million, respectively, to the holders of these noncontrolling interests for the years ended December 31, 2008 and 2007.

  Modified Funds from Operations

Modified funds from operations (“MFFO”) is a non-GAAP supplemental financial performance measure that our management uses in evaluating the operating performance of the Company.  It includes funds generated by the operations of our real estate investments and funds used in the Company’s corporate-level operations.  Similar to Funds from Operations (“FFO”), a non-GAAP financial performance measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”) widely recognized as a measure of operating performance, MFFO excludes items such as depreciation and amortization.  However, changes in the accounting and reporting rules under GAAP that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-cash and non-operating items included in FFO, as defined. Such  items include amortization of certain in-place lease intangible assets and liabilities and the amortization of certain tenant incentives. MFFO excludes these items, the effects of straight-line rent revenue recognition, fair value adjustments to derivative instruments that do not qualify for hedge accounting treatment, non-cash impairment charges and certain other items as described in the footnotes below, and also includes items such as master lease rental receipts, which are excluded from net income (loss) and FFO, but which we consider in the evaluation of the operating performance of our real estate investments.  We believe that MFFO reflects the overall impact on the performance of our real estate investments of occupancy rates, rental rates, property operating costs, as well as corporate-level general and administrative expenses and interest costs, which is not immediately apparent from net income (loss).  As such, we believe MFFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, is a meaningful supplemental performance measure and is useful in understanding how our management evaluates the Company’s ongoing operating performance.

However, MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund the Company’s cash needs.  Additionally, please see the limitations listed below associated with the use of MFFO as compared to net income (loss):

· MFFO excludes gains (losses) related to changes in estimated values of derivative instruments related to our interest rate swaps.  Although we expect to hold these instruments to maturity, if we were to settle these instruments currently, it would have an impact on our operations.

· MFFO excludes the Participation Interest component of the acquisition and asset management fees.  Although we believe the settlement of this liability will be funded using proceeds from the sale of properties in the future, if we were to settle it currently it would have an impact on our operations.

· MFFO excludes impairment charges related to long-lived assets that have been written down to current market valuations. Although these losses are included in the calculation of net income (loss), we have excluded them from MFFO because we believe doing so more appropriately presents the operating performance of our real estate investments on a comparative basis.

· MFFO excludes organizational and offering expenses and acquisition expenses payable to our Advisor.  Although these amounts reduce net income, we fund such costs with proceeds from our offering and acquisition-related indebtedness and do not consider these expenses in the evaluation of the operating performance of the Company and determining MFFO.

 The table below summarizes MFFO for the years ended December 31, 2009 and 2008 and a reconciliation of such non-GAAP financial performance measure to our net income (loss) for the periods then ended (in thousands). Please note, we have previously disclosed Operating Funds Generated by the Company (“OFG”) for the year ended December 31, 2008. Although the calculation of OFG and MFFO are the same, we have changed the name to be consistent with industry practice.

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
Net income (loss)	$6,685	$(162,343)
Adjustments:
Depreciation and amortization (1)	126,071	122,798
(Gain) loss on derivative instruments (2)	(49,297)	85,880
Participation interest expense (3)	12,424	18,648
Impairment on land parcel (4)	3,415	-
Other components of revenues and expenses (5)	(15,682)	(13,431)
Master lease rents (6)	1,200	6,984
Organizational and offering expenses (7)	-	3,741
Acquisition fees (7)	1,160	11,141
Adjustments to equity in losses from unconsolidated entities, net (8)	42,334	47,041
Adjustments for noncontrolling interests (9)	(3,912)	(3,078)
Modified Funds From Operations	$124,398	$117,381

Modified Funds From Operations Per Common Share	$0.60	$0.64
Weighted Average Shares Outstanding	207,807	183,776

1)
Represents the depreciation and amortization of various real estate assets.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that such depreciation and amortization may be of limited relevance in evaluating current operating performance and, as such, these items are excluded from our determination of MFFO. This amount includes $1.9 million and approximately $67,000 of depreciation and amortization related to discontinued operations for the years ended December 31, 2009 and 2008, respectively.

2)
Represents components of net income (loss) related to the estimated changes in the values of our interest rate swap derivatives.  We have excluded these changes in value from our evaluation of the operating performance of the Company and MFFO because we expect to hold the underlying instruments to their maturity and accordingly the interim gains or losses will remain unrealized.

3)
Represents the portion of the acquisition and asset management fees that are paid in equity, which we expect will be settled in the future using proceeds from the sale of properties or other non-operating sources, and which we therefore do not consider in evaluating the operating performance of the Company and determining MFFO.

4)
Represents an impairment charge recorded in the 3rd quarter of 2009 in accordance with the Property, Plant and Equipment topic of the FASB Accounting Standards Codification. Although such charges are included in the calculation of net income (loss), we have excluded them from MFFO because we believe doing so more appropriately presents the operating performance of our real estate investments on a comparative basis.

5)
Includes the following components of revenues and expenses that we do not consider in evaluating the operating performance of the Company and determining MFFO for the years ended December 31, 2009 and  2008 (in thousands):

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008
Straight-line rent adjustment (a)	$(9,435)	$(16,388)
Amortization of lease incentives (b)	5,306	4,218
Amortization of out-of-market leases (b)	(14,748)	(4,336)
Amortization of deferred financing costs (b)	2,783	1,699
Other	412	1,376
	$(15,682)	$(13,431)

a	)
Represents the adjustments to rental revenue as required by GAAP to recognize minimum lease payments on a straight-line basis over the respective lease terms.  We have excluded these adjustments from our evaluation of the operating performance of the Company and in determining MFFO because we believe that the rent that is billable during the current period is a more relevant measure of the Company’s operating performance for such period.

b	)
Represents the amortization of lease incentives, out-of-market leases and deferred financing costs.  As stated in Note 1 above, historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that such amortization may be of limited relevance in evaluating current operating performance and, as such, these items are excluded from our determination of MFFO.

6)
Includes master lease rents related to master leases entered into in conjunction with certain asset acquisitions. In accordance with GAAP, these rents are not included in rental revenue; however, we consider this rent in evaluating the operating performance of the Company and determining MFFO.

7)
Represents organizational and offering expenses and acquisition fees paid to our Advisor that are expensed in our consolidated statements of operations. We fund such costs with proceeds from our offering and acquisition-related indebtedness, and therefore do not consider these expenses in evaluating the operating performance of the Company and determining MFFO.

8)
Includes adjustments to equity in losses of unconsolidated entities, net, similar to those described in Notes 1, 5 and 6 above for our unconsolidated entities, which are necessary to convert the Company's share of income (loss) from unconsolidated entities to MFFO.

9)	Includes income attributable to noncontrolling interests and all adjustments to eliminate the noncontrolling interests’ share of the adjustments to convert the Company’s net income (loss) to MFFO.

Set forth below is additional information relating to certain items excluded from the analysis above which may be helpful in assessing our operating results.

•
Pursuant to the terms of the Grocery Anchored Portfolio joint venture agreement, for the years ended December 31, 2009 and 2008, we received distributions of approximately $1.7 million and $161,000 in excess of our pro-rata share of the joint venture’s MFFO, respectively.

•
We received $4.0 million in net proceeds from our sale of the Williams Tower waterwall and park in December 2008. See additional information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources — Results of Operations — Sale of Investment Property” included elsewhere in this Annual Report on Form 10-K.

•
We received $1.2 million in net proceeds from our sale of land owned in connection with the Laguna Buildings in December 2009. See additional information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources — Results of Operations — Sale of Investment Property” included elsewhere in this Annual Report on Form 10-K.

Related-Party Transactions and Agreements

We have entered into agreements with the Advisor, Dealer Manager and Hines or its affiliates, whereby we pay certain fees and reimbursements to these entities, including acquisition fees, selling commissions, dealer manager fees, asset and property management fees, leasing fees, construction management fees, debt financing fees, re-development construction management fees, reimbursement of organizational and offering expenses, and reimbursement of certain operating costs, as described previously.

Off-Balance Sheet Arrangements

As of December 31, 2009 and December 31, 2008, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following table lists our known contractual obligations as of December 31, 2009. Specifically included are our obligations under long-term debt agreements, operating lease agreements and outstanding purchase obligations (in thousands):

	Payments due by Period
Contractual Obligation	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total
Notes payable (1)	$223,305	$360,370	$554,756	$874,947	$2,013,378
Ground lease obligation	420	865	900	9,434	11,619
Total contractual obligations (2)	$223,725	$361,235	$555,656	$884,381	$2,024,997
__________

(1)
Notes payable includes principal and interest payments on mortgage agreements and principal payments related to the revolving credit facility outstanding as December 31, 2009. Interest payments due to HSH Nordbank were determined using effective interest rates which were fixed as a result of interest rate swaps. Under the terms of each swap transaction, we have agreed to make monthly payments at fixed rates of interest and will receive monthly payments from HSH Nordbank based on 1-month LIBOR.  See “Financial Condition, Liquidity and Capital Resources — Debt Financings” for further information.

(2)
Excluded from the table above is the settlement of the $57.8 million liability related to the Participation Interest. Although we expect to settle this liability in the future, we are not currently able to estimate the date on which the settlement will occur.

Recent Developments and Subsequent Events

Declaration of Dividends

With the authorization of our board of directors, we declared distributions for the months of January – April 2010. These distributions will be calculated based on shareholders of record each day in an amount equal to $0.00165699 per share, per day. Distributions for the months of January - March 2010 will be paid on April 1, 2010 in cash or reinvested in stock for those participating in the Company’s dividend reinvestment plan and distributions for the month of April 2010 will be paid on May 3, 2010 in cash or reinvested in stock for those participating in the Company’s dividend reinvestment plan.

KeyBank Activity

From January 1, 2010 through March 16, 2010, we borrowed $29.0 million and repaid $16.0 million under our revolving credit facility with KeyBank resulting in an outstanding principal balance of $74.5 million as of March 16, 2010.

Sale of Brazilian Distribution Parks

 On January 22, 2010, we sold Distribution Park Araucaria, an industrial property located in Curitiba, Brazil and on April 22, 2010, we sold Distribution Parks Elouveira and Vinhedo, two industrial properties located in Sao Paulo, Brazil. See “Results of Operations — Year ended December 31, 2009 compared to the Year ended December 31, 2008 — Results for our Directly-Owned Properties — Discontinued Operations” for further information.

Airport Corporate Center Mortgage

On March 11, 2010, we refinanced Airport Corporate Center’s mortgage with Westdeutsche Immobilienbank AG. The new mortgage loan is a $65.0 million, two-year, interest-only loan with a variable interest rate equal to LIBOR plus 5.50%. This mortgage was entered into by a subsidiary of the Operating Partnership, but is guaranteed by Hines Real Estate Investment Trust, Inc.

Core Fund Debt Compliance

The Core Fund’s assets are currently being appraised as of December 31, 2009 in accordance with the terms of two revolving credit facility agreements entered into by two of its subsidiaries.  Once appraisals are finalized, one of the Core Fund’s subsidiaries expects it will not be in compliance with certain financial covenants under the agreement.  The Core Fund’s management expects to solicit a waiver from the lenders related to the non-compliance with these covenants while they attempt to renegotiate and amend the terms of the credit agreement, which is expected to include an extension of the maturity date.

Item 8.  Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Hines Real Estate Investment Trust, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of Hines Real Estate Investment Trust, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hines Real Estate Investment Trust, Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Houston, Texas
March 31, 2010 (June 30, 2010 as to the effects of the discontinued operations described in Note 4)

HINES REAL ESTATE INVESTMENT TRUST, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008

	2009	2008
	(in thousands, except per share amounts)
ASSETS
Investment property, net	$2,355,872	$2,374,007
Investments in unconsolidated entities	379,057	364,374
Assets of property held for sale	42,499	-
Cash and cash equivalents	41,577	39,927
Restricted cash and marketable securities	6,610	19,732
Distributions receivable	2,208	5,275
Tenant and other receivables	48,208	43,012
Intangible lease assets, net	293,053	370,049
Deferred leasing costs, net	53,925	47,982
Deferred financing costs, net	8,197	8,993
Other assets	108,574	7,086
TOTAL ASSETS	$3,339,780	$3,280,437

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses	$62,506	$93,364
Liabilities of property held for sale	355	-
Due to affiliates	10,304	9,515
Intangible lease liabilities, net	92,471	112,371
Other liabilities	18,602	21,643
Interest rate swap contracts	66,776	116,074
Participation interest liability	57,843	45,419
Distributions payable	33,892	32,990
Notes payable	1,588,103	1,529,842
Total liabilities	1,930,852	1,961,218

Commitments and contingencies (Note 11)

Equity:
Shareholders' equity:
Preferred shares, $.001 par value; 500,000 preferred shares authorized, none issued or outstanding as of December 31, 2009 and 2008	-	-
Common shares, $.001 par value; 1,500,000 common shares authorized as of December 31, 2009 and 2008; 217,237 and 201,743 common shares issued and outstanding as of December 31, 2009 and 2008, respectively	217	202
Additional paid-in capital	1,661,006	1,629,033
Retained deficit	(300,703)	(303,323)
Accumulated other comprehensive income (loss)	48,408	(6,693)
Shareholders' equity	1,408,928	1,319,219
Noncontrolling interests	-	-
Total equity	1,408,928	1,319,219
TOTAL LIABILITIES AND EQUITY	$3,339,780	$3,280,437

See notes to the consolidated financial statements.

HINES REAL ESTATE INVESTMENT TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(In thousands, except per share amounts)

Revenues:
Rental revenue	$327,443	$306,586	$166,610
Other revenue	27,781	26,750	12,966
Total revenues	355,224	333,336	179,576
Expenses:
Property operating expenses	92,624	88,398	48,221
Real property taxes	45,491	44,325	25,834
Property management fees	7,899	7,072	4,374
Depreciation and amortization	119,729	122,577	68,151
Asset management and acquisition fees	27,984	42,012	29,939
Organizational and offering expenses	-	3,741	7,583
General and administrative	6,108	5,991	4,570
Other losses	3,441	-	-
Total expenses	303,276	314,116	188,672
Income (loss) from continuing operations before other income (expenses), provision for income taxes and equity in losses of unconsolidated entities, net	51,948	19,220	(9,096)
Other income (expenses):
Gain (loss) on derivative instruments, net	49,297	(85,880)	(25,542)
Other	-	(256)	134
Interest expense	(91,538)	(83,111)	(47,835)
Interest income	426	3,544	5,321
Income (loss) from continuing operations before provision for income taxes and equity in losses of unconsolidated entities, net	10,133	(146,483)	(77,018)
Provision for income taxes	(526)	(2,512)	(1,068)
Equity in losses of unconsolidated entities, net	(8,777)	(13,416)	(8,288)
Income (loss) from continuing operations	830	(162,411)	(86,374)
Income from discontinued operations, net of taxes	5,243	68	-
Gain on sale of real estate	612	-	-
Net income (loss)	6,685	(162,343)	(86,374)
Less: Net income attributable to noncontrolling interests	(4,065)	(3,065)	(1,266)
Net income (loss) attributable to common shareholders	$2,620	$(165,408)	$(87,640)
Basic and diluted loss per common share:
Income (loss) per common share	$0.01	$(0.90)	$(0.70)
Weighted average number of common shares outstanding	207,807	183,776	125,776

Net comprehensive income (loss):
Net income (loss)	$6,685	$(162,343)	$(86,374)
Other comprehensive income:
Foreign currency translation adjustment	55,101	(19,202)	12,509
Other comprehensive income (loss)	61,786	(181,545)	(73,865)
Comprehensive income attributable to noncontrolling interests	(4,065)	(3,065)	(1,266)
Net comprehensive income (loss) attributable to common shareholders	$57,721	$(184,610)	$(75,131)

See notes to the consolidated financial statements.

HINES REAL ESTATE INVESTMENT TRUST, INC.
CONSOLIDATED STATEMENTS OF EQUITY
For the Years Ended December 31, 2009, 2008 and 2007
(In thousands)

	Hines Real Estate Investment Trust, Inc.
					Accumulated
			Additional		Other
	Common		Paid-In	Accumulated	Comprehensive		Noncontrolling
	Shares	Amount	Capital	Deficit	Income (Loss)	Total	Interests
BALANCE, January 1, 2007	80,217	$80	$692,780	$(50,275)	$-	$642,585	$652
Issuance of common shares	80,307	80	834,707	-	-	834,787	-
Redemption of common shares	(1,115)	(1)	(10,583)	-	-	(10,584)	-
Distributions declared	-	-	(78,493)	-	-	(78,493)	(1,918)
Selling commissions and dealer manager fees	-	-	(70,938)	-	-	(70,938)	-
Other offering costs, net	-	-	(8,950)	-	-	(8,950)	-
Net income (loss)	-	-	-	(87,640)	-	(87,640)	1,266
Foreign currency translation adjustment	-	-	-	-	12,509	12,509	-
BALANCE
December 31, 2007	159,409	159	1,358,523	(137,915)	12,509	1,233,276	-
Issuance of common shares	48,435	49	507,344	-	-	507,393	-
Redemption of common shares	(6,101)	(6)	(58,659)	-	-	(58,665)	-
Distributions declared	-	-	(117,037)	-	-	(117,037)	(3,065)
Selling commissions and dealer manager fees	-	-	(38,765)	-	-	(38,765)	-
Other offering costs, net	-	-	(4,299)	-	-	(4,299)	-
Shares tendered for redemption			(18,074)	-	-	(18,074)	-
Net income (loss)	-	-	-	(165,408)	-	(165,408)	3,065
Foreign currency translation adjustment	-	-	-	-	(19,202)	(19,202)	-
BALANCE
December 31, 2008	201,743	202	1,629,033	(303,323)	(6,693)	1,319,219	-
Issuance of common shares	31,904	31	318,352	-	-	318,383	-
Redemption of common shares	(16,410)	(16)	(135,709)	-	-	(135,725)	-
Distributions declared	-	-	(129,203)	-	-	(129,203)	(4,065)
Selling commissions and dealer manager fees	-	-	(21,467)	-	-	(21,467)	-
Net income	-	-	-	2,620	-	2,620	4,065
Foreign currency translation adjustment	-	-	-	-	55,101	55,101	-
BALANCE
December 31, 2009	217,237	$217	$1,661,006	$(300,703)	$48,408	$1,408,928	$-

See notes to the consolidated financial statements.

HINES REAL ESTATE INVESTMENT TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
CASH FLOW FROM OPERATING ACTIVITIES	(In thousands)
Net income (loss)	$6,685	$(162,343)	$(86,374)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	117,651	125,419	68,599
Non-cash compensation expense	62	31	28
Equity in losses of unconsolidated entities, net	8,777	13,415	8,288
Distributions received from unconsolidated entities	2,272	2,154	385
Accrual of organizational and offering expenses	-	3,741	7,583
Other (gains) losses, net	2,829	256	(134)
(Gain) loss on derivative instruments, net	(49,297)	85,880	25,542
Net change in operating accounts	(19,995)	(27,919)	(6,727)
Net cash provided by operating activities	68,984	40,634	17,190

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in unconsolidated entities	(23,069)	(51,977)	(86,851)
Distributions received from unconsolidated entities in excess of equity in earnings	13,119	27,440	25,955
Investments in property	(8,641)	(553,550)	(1,057,164)
Investments in master leases	-	(2,424)	(11,537)
Master lease rent receipts	1,200	6,984	5,870
Additions to other assets	-	(4,884)	(10,000)
Settlement of foreign currency hedge	-	-	939
Proceeds from sale of land and improvements	1,231	4,044	-
(Increase) decrease in restricted cash	13,314	(12,823)	(712)
Additional cash collateral on notes payable	(106,061)	-	-
Acquired lease intangibles	-	(114,431)	(118,257)
Net cash used in investing activities	(108,907)	(701,621)	(1,251,757)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in other liabilities	153	(1,333)	(623)
Proceeds from issuance of common stock	250,393	446,291	797,315
Redemption of common shares	(152,497)	(58,665)	(10,584)
Payments of selling commissions and dealer manager fees	(21,461)	(39,328)	(71,218)
Payments of organizational and offering expenses	(9)	(10,291)	(19,304)
Distributions paid to shareholders and noncontrolling interests	(64,675)	(50,965)	(29,324)
Proceeds from notes payable	290,000	646,500	1,279,915
Payments on notes payable	(258,619)	(380,157)	(578,773)
Additions to deferred financing costs	(2,923)	(2,428)	(3,400)
Payments related to forward interest swaps	-	-	(731)
Net cash provided by financing activities	40,362	549,624	1,363,273
Effect of exchange rate changes on cash	1,211	(1,153)	715
Net change in cash and cash equivalents	1,650	(112,516)	129,421
Cash and cash equivalents, beginning of year	39,927	152,443	23,022
Cash and cash equivalents, end of year	$41,577	$39,927	$152,443

See notes to the consolidated financial statements.

HINES REAL ESTATE INVESTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization

Hines Real Estate Investment Trust, Inc., a Maryland corporation (“Hines REIT” and, together with its consolidated subsidiaries, the “Company”), was formed on August 5, 2003 under the General Corporation Law of the state of Maryland for the purpose of engaging in the business of investing in and owning interests in real estate. Beginning with its taxable year ended December 31, 2004, the Company operated and intends to continue to operate in a manner to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is structured as an umbrella partnership REIT under which substantially all of the Company’s current and future business is and will be conducted through its majority-owned subsidiary, Hines REIT Properties, L.P. (the “Operating Partnership”). Hines REIT is the sole general partner of the Operating Partnership. Subject to certain restrictions and limitations, the business of the Company is managed by Hines Advisors Limited Partnership (the “Advisor”), an affiliate of Hines Interests Limited Partnership (“Hines”), pursuant to the advisory agreement between the Company and the Advisor.

Public Offering

Hines REIT commenced its initial public offering on June 18, 2004 through which it raised $527.5 million. The Company commenced its second public offering (the “Second Offering”) on June 19, 2006 through which it raised approximately $1.5 billion of gross proceeds prior to its expiration on June 30, 2008.

The Company commenced its third public offering (the “Third Offering”) on July 1, 2008 pursuant to which it offered up to $3.5 billion in shares of common stock including $500.0 million in shares of common stock under its dividend reinvestment plan.  As of December 31, 2009, Hines REIT had raised $471.1 million in proceeds through the Third Offering. In addition, from January 1, 2010 through March 12, 2010, Hines REIT received gross offering proceeds of $17.9 million from the sale of 1.9 million common shares primarily through its dividend reinvestment plan. In consideration of market conditions and other factors, our board of directors determined to cease new sales of the Company’s shares through the Third Offering’s primary offering as of January 1, 2010, although we will continue to sell shares under the Third Offering through our dividend reinvestment plan.

Hines REIT contributes all net proceeds from its public offerings to the Operating Partnership in exchange for partnership units in the Operating Partnership. As of December 31, 2009 and December 31, 2008, Hines REIT owned a 96.7% and 97.3%, respectively, general partner interest in the Operating Partnership.

Noncontrolling Interests

Hines 2005 VS I LP, an affiliate of Hines, owned a 0.5% and 0.5% interest in the Operating Partnership as of December 31, 2009 and December 31, 2008, respectively. In addition, another affiliate of Hines, HALP Associates Limited Partnership (“HALP”) owned a 2.8% and 2.2% limited partnership interest in the Operating Partnership as of December 31, 2009 and December 31, 2008, respectively, which is a profits interest (the “Participation Interest”). See Note 9 for additional information regarding the Participation Interest.

Investment Property

As of December 31, 2009, the Company owned direct and indirect investments in 63 properties. These properties consisted of 45 U.S. office properties, one mixed-use office and retail complex in Toronto, Ontario, one industrial property in Dallas, Texas, four industrial properties in Brazil and a portfolio of 12 grocery-anchored shopping centers located in five states primarily in the southeastern United States (the “Grocery-Anchored Portfolio”).

The Company makes investments directly through entities wholly-owned by the Operating Partnership, or indirectly through other entities, such as through its investment in Hines US Core Office Fund LP (the “Core Fund”) in which it owns a 28.7% non-managing general partner interest. The Company also owns a 70% interest in the Grocery-Anchored Portfolio indirectly through a joint venture with Weingarten Realty Investors and a 50% interest in Distribution Park Rio, an industrial property in Rio de Janeiro, Brazil, indirectly through a joint venture with a Hines affiliate.  See Note 5 for additional information regarding the Company’s investments in unconsolidated entities.

2.  Summary of Significant Accounting Policies

Use of Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company evaluates its assumptions and estimates on an ongoing basis. The Company bases its estimates on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Additionally, application of the Company’s accounting policies involves exercising judgments regarding assumptions as to future uncertainties. Actual results may differ from these estimates under different assumptions or conditions.

  Basis of Presentation

The consolidated financial statements of the Company included in this annual report include the accounts of Hines REIT, the Operating Partnership (over which Hines REIT exercises financial and operating control) and the Operating Partnership’s wholly-owned subsidiaries (see Note 5), as well as the related amounts of noncontrolling interest. All intercompany balances and transactions have been eliminated in consolidation.

The Company evaluates the need to consolidate joint ventures in accordance with GAAP. In accordance with GAAP, the Company will consolidate joint ventures that are determined to be variable interest entities for which it is the primary beneficiary. The Company will also consolidate joint ventures that are not determined to be variable interest entities, but for which it exercises significant influence over major operating decisions through substantive participation rights, such as approval of budgets, selection of property managers, asset management, investment activity and changes in financing.

We have evaluated the effect of subsequent events to our consolidated financial statements.

International Operations

The Canadian dollar is the functional currency for the Company’s subsidiaries operating in Toronto, Ontario and the Brazilian real is the functional currency for the Company’s subsidiaries operating in Brazil. The Company’s foreign subsidiaries have translated their financial statements into U.S. dollars for reporting purposes. Assets and liabilities are translated at the exchange rate in effect as of the balance sheet date. The Company translates income statement accounts using the average exchange rate for the period and significant nonrecurring transactions using the rate on the transaction date. These translation gains or losses are included in accumulated other comprehensive income as a separate component of shareholders’ equity. Upon disposal of these subsidiaries the Company will remove the accumulated translation adjustment from equity and include it as part of the gain or loss on disposal in its consolidated statement of operations.

The Company’s international subsidiaries may have transactions denominated in currencies other than their functional currency. In these instances, assets and liabilities are remeasured into the functional currency using the exchange rate in effect at the date of the transaction. These gains or losses are included in the Company’s results of operations.

The Company’s subsidiaries also record gains or losses in the income statement when a transaction with a third party, denominated in a currency other than the entity’s functional currency, is settled and the functional currency cash flows realized are more or less than expected based upon the exchange rate in effect when the transaction was initiated.

Investment Property

Real estate assets that the Company owns directly are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. The estimated useful lives for computing depreciation are generally 10 years for furniture and fixtures, 15-20 years for electrical and mechanical installations and 40 years for buildings. Major replacements that extend the useful life of the assets are capitalized and maintenance and repair costs are expensed as incurred.

Acquisitions of properties are accounted for utilizing the acquisition method and, accordingly, are recorded at the estimated fair values of the assets acquired and liabilities assumed. The results of operations of acquired properties are included in our results of operations from their respective dates of acquisition. Estimates of future cash flows and other valuation techniques that we believe are similar to those used by independent appraisers are used to record the purchase of identifiable assets acquired and liabilities assumed such as land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases, tenant relationships, asset retirement obligations, mortgage notes payable and any goodwill or gain on purchase. Values of buildings and improvements will be determined on an as if vacant basis. Initial valuations are subject to change until such information is finalized, no later than 12 months from the acquisition date.

The estimated fair value of acquired in-place leases are the costs the Company would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, the Company will evaluate the time period over which such occupancy levels would be achieved. Such evaluation will include an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition are amortized over the remaining lease terms.

    Acquired above-and below-market lease values are recorded based on the present value (using an interest rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases. The capitalized above- and below-market lease values are amortized as adjustments to rental revenue over the remaining terms of the respective leases, which includes periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the in-place lease value is charged to amortization expense and the unamortized portion of out-of-market lease value is charged to rental revenue.

Acquired above- and below-market ground lease values are recorded based on the difference between the present value (using an interest rate that reflects the risks associated with the lease acquired) of the contractual amounts to be paid pursuant to the ground leases and management’s estimate of fair market value of land under the ground leases. The capitalized above- and below-market lease values are amortized as adjustments to ground lease expense over the lease term.

Management estimates the fair value of assumed mortgage notes payable based upon indications of then-current market pricing for similar types of debt with similar maturities. Assumed mortgage notes payable are initially recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the note’s outstanding principal balance is amortized over the life of the mortgage note payable.

Real estate assets are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the current and projected operating cash flows of each property on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair values to reflect impairment in the value of the asset.

In October 2009, the Company entered into a sale agreement with an unaffiliated third party to sell a land parcel it acquired in connection with our acquisition of Williams Tower in May 2008. According to the terms of the sale agreement, the land parcel is expected to be sold in 2010 for approximately $12.8 million. Per the terms of the sale agreement, the purchaser has a six month due diligence period in which it can terminate the contract for any reason, without penalty.  Accordingly, there can be no assurances that this transaction will be consummated. The Company recorded an impairment charge of $3.4 million, which is included in other losses in the accompanying consolidated statement of operations. The amount of the impairment charge was determined based on the expected sale price specified in the executed sale agreement.

No impairment charges were recorded during the year ended December 31, 2009 other than the impairment charge described above. However, if market conditions continue to deteriorate and result in lower valuations or reduced cash flows of the Company’s properties, additional impairment charges may be recorded in future periods.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments that are readily convertible to cash with an original maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash and Marketable Securities

As of December 31, 2009 and 2008, the Company had restricted cash of $6.6 million and $17.0 million, respectively, related to certain escrows required by one or more of the Company’s mortgage agreements. In addition, the Company had restricted marketable securities of $2.7 million at December 31, 2008, related to one of the Company’s lease agreements. This amount was invested in a certificate of deposit in August 2008, which matured in February 2009.

Concentration of Credit Risk

As of December 31, 2009 and 2008, the Company had cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. Management regularly monitors the financial stability of these financial institutions in an effort to manage the Company’s exposure to any significant credit risk in cash and cash equivalents or restricted cash. The Federal Deposit Insurance Corporation (the “FDIC”) generally only insures limited amounts per depositor per insured bank. From October 3, 2008 through December 31, 2013, the FDIC insures amounts up to $250,000 per depositor per insured bank. Unlimited deposit insurance coverage is available to the Company’s non-interest bearing transaction accounts held at those institutions participating in the FDIC’s Temporary Liquidity Guarantee Program through December 31, 2013.

Tenant and Other Receivables

Receivable balances outstanding consist primarily of base rents, tenant reimbursements and receivables attributable to straight-line rent (see Note 2 – Revenue Recognition).  An allowance for the uncollectible portion of tenant and other receivables is determined based upon an analysis of the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.  Tenant and other receivables are shown at cost in the consolidated balance sheets, net of allowance for doubtful accounts of approximately $1.2 million and $956,000, at December 31, 2009 and 2008, respectively.

Deferred Leasing Costs

Direct leasing costs, primarily consisting of third-party leasing commissions and tenant inducements, are capitalized and amortized over the life of the related lease. Tenant inducement amortization is recorded as an offset to rental revenue and the amortization of other direct leasing costs is recorded in amortization expense.

Tenant inducement amortization was $5.3 million, $4.2 million and $2.0 million for the years ended December 31, 2009, 2008 and 2007, respectively, and was recorded as an offset to rental revenue. In addition, the Company recorded approximately $3.0 million, $1.7 million and $709,000 as amortization expense related to other direct leasing costs for the years ended December 31, 2009, 2008 and 2007, respectively.

On December 8, 2006, Norwegian Cruise Line (“NCL”) signed a lease renewal for its space in Airport Corporate Center, an office property located in Miami, Florida. In connection with this renewal, the Company committed to funding $10.4 million of construction costs related to NCL’s expansion and refurbishment of its space, to be paid in future periods. As of December 31, 2009, $2.7 million of this commitment remained unfunded and is recorded in accounts payable and accrued expenses in the accompanying balance sheet.

Deferred Financing Costs

Deferred financing costs as of December 31, 2009, 2008 and 2007 consist of direct costs incurred in obtaining debt financing (see Note 6), including the financing fees paid to our Advisor (see Note 9). These costs are being amortized into interest expense on a straight-line basis, which approximates the effective interest method, over the terms of the obligations. For the years ended December 31, 2009, 2008 and 2007,  $2.8 million, $1.7 million and $1.2 million, respectively, of deferred financing costs were amortized and recorded in interest expense in the accompanying consolidated statements of operations.

Other Assets

Other assets included the following as of December 31, 2009 and 2008 (in thousands):

	2009		2008
Property acquisition escrow deposit	$-		$4,885
Prepaid insurance	1,131		1,221
Cash collateral for HSH mortgage facility	106,061	(1)	-
Other	1,382		980
Total	$108,574		$7,086

(1)
During the fourth quarter of 2009, the Company made collateral payments totaling $106.1 million to HSH Nordbank in order to rebalance the collateral for the properties under the Company’s pooled mortgage facility. See Note 6 Debt Financing – HSH Pooled Mortgage Facility for further discussion.

Organizational and Offering Costs

Second Offering

Certain organizational and offering costs associated with the Second Offering were paid by the Advisor on the Company’s behalf. Pursuant to the terms of the advisory agreement in effect for the Second Offering, the Company was obligated to reimburse the Advisor in an amount equal to the amount of actual organizational and offering costs incurred, so long as such costs, together with selling commissions and dealer-manager fees, did not exceed 15% of gross proceeds from the Second Offering. For the years ended December 31, 2008 and 2007, the Advisor incurred approximately $3.7 million and $7.6 million, respectively, of internal offering costs on the Company’s behalf in connection with the Second Offering which have been expensed in the accompanying consolidated statements of operations. In addition, approximately $4.3 million and $9.0 million, respectively, of third-party offering costs for the years ended December 31, 2008 and 2007, were taken as a reduction against the net proceeds of the Second Offering within additional paid-in capital in the accompanying consolidated statements of equity.

Third Offering

The Company commenced the Third Offering on July 1, 2008. As of December 31, 2009, 2008 and 2007, the Advisor had incurred $24.5 million, $11.7 million and $394,000, respectively, of organizational and offering costs related to the Third Offering. Pursuant to the terms of the advisory agreement in effect for the Third Offering, the Company is not obligated to reimburse the Advisor for organizational and offering costs related to the Third Offering. Additionally, the Advisor is not a shareholder of the Company. Accordingly, no such amounts have been recorded in the accompanying consolidated financial statements.

Revenue Recognition

The Company recognizes rental revenue on a straight-line basis over the life of the lease including rent holidays, if any. Straight-line rent receivable in the amount of $38.7 million, $28.6 million and $12.7 million as of December 31, 2009, 2008 and 2007, respectively, consisted of the difference between the tenants’ rents calculated on a straight-line basis from the date of acquisition or lease commencement over the remaining terms of the related leases and the tenants’ actual rents due under the lease agreements and is included in tenant and other receivables in the accompanying consolidated balance sheets. Revenues associated with operating expense recoveries are recognized in the period in which the expenses are incurred based upon the tenant lease provisions. Revenues relating to lease termination fees are generally recognized at the time that a tenant’s right to occupy the space is terminated and when the Company has satisfied all obligations under the agreement.

Other revenues consist primarily of parking revenue and tenant reimbursements. Parking revenue represents amounts generated from contractual and transient parking and is recognized in accordance with contractual terms or as services are rendered. Other revenues relating to tenant reimbursements are recognized in the period that the expense is incurred.

Income Taxes

Hines REIT has elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, as of December 31, 2009 and 2008 the Company owned an investment in the Core Fund, which has invested in properties through other entities that have elected to be taxed as REITs. Hines REIT’s management believes that the Company and the applicable entities in the Core Fund are organized and operate in such a manner as to qualify for treatment as REITs and intend to operate in the foreseeable future in such a manner so that they will remain qualified as REITs for federal income tax purposes. Accordingly, no provision has been made for U.S. federal income taxes for the years ended December 31, 2009, 2008 and 2007 in the accompanying consolidated financial statements. Income tax expense recorded by the Company is primarily comprised of a provision for Canadian income taxes, a provision for Brazilian income taxes and a provision for the Texas margin tax, each of which are discussed below. The Company does not believe it has any uncertain tax positions or unrecognized tax benefits requiring disclosure.

In connection with the operation of Atrium on Bay, an office property located in Toronto, Ontario, the Company has recorded an income tax benefit for Canadian income taxes of approximately $24,000 in accordance with Canadian tax laws and regulations for the year ended December 31, 2009. In addition, the Company has recorded an income tax provision for Canadian income taxes of $2.0 million and $1.0 million for the years ended December 31, 2008 and 2007, respectively.

In connection with the operation of Distribution Parks Elouveira and Vinhedo, two industrial properties located in Brazil, the Company has recorded an income tax provision for Brazilian income taxes of approximately $1.1 million in accordance with Brazilian tax laws and regulations for the year ended December 31, 2009, which was included in discontinued operations in the consolidated statement of operations.

The Company also recorded an income tax provision for the Texas margin tax related to its properties located in Texas. As a result, the Company recorded approximately $550,000 and $547,000 for the years ended December 31, 2009 and 2008. The related income tax expense was insignificant for the year ended December 31, 2007.

Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities of the Canadian taxpayer for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the deferred tax assets and liabilities which are included in other liabilities in the accompanying consolidated balance sheet are as follows:

	December 31,
	2009	2008
	(in thousands)
Deferred tax liabilities:
Fixed and intangible assets	$1,364	$1,186
Rental timing differences	936	328
Total deferred tax liabilities	2,300	1,514

Deferred tax assets:
None	-	-
Valuation allowance for deferred tax assets	-	-
Deferred tax assets, net of valuation allowance	-	-
Net deferred tax liabilities	$2,300	$1,514

    Redemption of Common Stock

The Company complies with the Distinguishing Liabilities from Equity topic of the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification, which requires, among other things, that financial instruments that represent a mandatory obligation of the Company to repurchase shares be classified as liabilities and reported at settlement value.  Management believes that shares tendered for redemption by the holder under the Company’s share redemption program do not represent a mandatory obligation until such redemptions are approved.  At such time, the Company will reclassify such obligations from equity to an accrued liability based upon their respective settlement values. The Company has recorded liabilities of $1.3 million and $18.1 million in accounts payable and accrued expenses in the accompanying consolidated balance sheets  as of December 31, 2009 and 2008, respectively, related to shares tendered for redemption and approved by the board of directors, but which were not redeemed until the subsequent month. Such amounts have been included in redemption of common shares in the accompanying consolidated statements of equity. Effective November 30, 2009, the Company suspended its share redemption program except for redemption requests made in connection with the death or disability of a shareholder.

Per Share Data

Net income/loss per common share is calculated by dividing the net income/loss attributable to common shareholders for each period by the weighted average number of common shares outstanding during such period. Net income/loss per common share on a basic and diluted basis is the same because the Company has no potentially dilutive common shares outstanding.

Reclassifications

The Company has classified one property as held for sale as of December 31, 2009. This property was sold on January 22, 2010. The results of operations for this property are included in discontinued operations in the 2009 consolidated statement of operations. In addition, the Company classified two other properties as held for sale as of March 31, 2010 (sold in April 2010) and reclassified the results of operations for these properties into discontinued operations in the 2009 and 2008 consolidated statements of operations. No adjustments were made to other periods since these properties were not acquired until December 2008. See Note 4 for additional information.

Certain reclassifications have been made to the consolidated statement of cash flows for the years ended December 31, 2008 and 2007 to be consistent with the 2009 presentation. Specifically, $297,000 and $22,000 was reclassified from increase in security deposit liability, net to increase (decrease) in other liabilities in the condensed consolidated statement of cash flows for the years ended December 31, 2008 and 2007, respectively. Management believes this change in presentation simplifies the cash flow by combining immaterial line items, although it does not believe this change is necessary for the fair presentation of the Company’s financial statements.

Recent Accounting Pronouncements

In March 2008, the FASB issued ASC Topic 815 Derivatives and Hedging (“ASC 815”). This statement contains disclosure requirements regarding an entity’s derivative instruments and hedging activities such as: (i) how and why they are used; (ii) how they are accounted for and (iii) how they affect an entity’s financial statements. ASC 815 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of ASC 815 resulted in the inclusion of certain additional disclosures in the notes to the Company’s consolidated financial statements, but did not have a significant impact on its consolidated financial statements.

Effective January 1, 2009, the Company adopted ASC Topic 810 Consolidation (“ASC 810”). ASC 810 established requirements for ownership interests in subsidiaries held by parties other than the Company (sometimes called “minority interests”) to be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity. All changes in the parent’s ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in deconsolidated subsidiaries must be measured initially at fair value. The adoption of ASC 810 resulted in certain changes to the Company’s financial statement presentation, but did not have a significant impact on its consolidated financial statements.

Effective January 1, 2009, the Company adopted ASC Topic 805 Business Combinations (“ASC 805”). ASC 805significantly changed the accounting for business combinations. Under ASC 805, an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the date of acquisition fair value with limited exceptions. ASC 805 changed the accounting treatment for certain specific acquisition-related items including: (1) expensing acquisition related costs as incurred; (2) valuing noncontrolling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business. ASC 805also includes a substantial number of new disclosure requirements. The adoption of ASC 805did not have a significant impact on the Company’s consolidated financial statements for the year ended December 31, 2009, since acquisition activity was not significant during the period.

In May 2009, the FASB issued ASC Topic 855, Subsequent Events (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. This ASC also requires public entities to evaluate subsequent events through the date that the financial statements are issued. ASC 855 is effective for interim periods and fiscal years ending after June 15, 2009. In February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09. ASU No. 2010-09 amends ASC 855 and eliminates the requirement to disclose the date through which subsequent events have been evaluated for SEC filers. ASU No. 2010-09 is effective upon issuance. The adoption of ASC 855 and ASU No. 2010-09 did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued the Codification. Effective July 1, 2009, the Codification is the single source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. The Company adopted the Codification during the third quarter of 2009 and the adoption did not materially impact its financial statements, however references to accounting literature within the notes to the consolidated financial statements have been revised to conform to the Codification classification.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which provides alternatives to measuring the fair value of liabilities when a quoted price for an identical liability traded in an active market does not exist. The alternatives include using the quoted price for the identical liability when traded as an asset or the quoted price of a similar liability or of a similar liability when traded as an asset, in addition to valuation techniques based on the amount an entity would pay to transfer the identical liability (or receive to enter into an identical liability). The Company adopted ASU 2009-05 effective October 1, 2009 and the adoption did not have a significant impact on the Company’s consolidated financial statements.

In December 2009, the FASB issued ASU 2009-16, “Transfers and Servicing (Topic 860) — Accounting for Transfers of Financial Assets,” which codified the previously issued Statement of Financial Accounting Standards (“SFAS”) 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140.” ASU 2009-16 modifies the financial components approach, removes the concept of a qualifying special purpose entity, and clarifies and amends the derecognition criteria for determining whether a transfer of a financial asset or portion of a financial asset qualifies for sale accounting. The ASU also requires expanded disclosures regarding transferred assets and how they affect the reporting entity. ASU 2009-16 is effective for the Company beginning January 1, 2010. The adoption of ASU 2009-16 did not have a significant impact on the Company’s consolidated financial statements.

In December 2009, the FASB issued ASU 2009-17, “Consolidations (Topic 810) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which codified the previously issued SFAS 167, “Amendments to FASB Interpretation No. 46R.” ASU 2009-17 changes the consolidation analysis for VIEs and requires a qualitative analysis to determine the primary beneficiary of the VIE. The determination of the primary beneficiary of a VIE is based on whether the entity has the power to direct matters which most significantly impact the activities of the VIE and has the obligation to absorb losses, or the right to receive benefits, of the VIE which could potentially be significant to the VIE. The ASU requires an ongoing reconsideration of the primary beneficiary and also amends the events triggering a reassessment of whether an entity is a VIE. ASU 2009-17 requires additional disclosures for VIEs, including disclosures about a reporting entity’s involvement with VIEs, how a reporting entity’s involvement with a VIE affects the reporting entity’s financial statements, and significant judgments and assumptions made by the reporting entity to determine whether it must consolidate the VIE. ASU 2009-17 is effective for us beginning January 1, 2010. The Company’s adoption of ASU 2009-17 did not have a significant impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-01, “Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash.” The ASU clarifies when the stock portion of a distribution allows shareholders to elect to receive cash or stock, with a potential limitation on the total amount of cash which all shareholders could elect to receive in the aggregate, the distribution would be considered a share issuance as opposed to a stock dividend and the share issuance would be reflected in earnings per share prospectively. The Company adopted ASU 2010-01 and applied it retrospectively to the financial statements for the year ended December 31, 2009. The adoption did not have a significant impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-02, “Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary — a Scope Clarification.” The ASU clarifies that the scope of Subtopic 810-10 applies to a subsidiary or group of assets considered to be a business or nonprofit activity, a subsidiary considered to be a business or nonprofit activity which is transferred to an equity method investee or joint venture, and an exchange of a group of assets considered to be a business or nonprofit activity for a noncontrolling interest in an entity (including an equity method investee or joint venture). ASU 2010-02 further clarifies that the scope of Subtopic 810-10 does not apply to sales of in substance real estate or conveyances of oil and gas mineral rights, even if these transfers involve businesses. The ASU also expands the disclosure requirements about deconsolidation of a subsidiary or derecognition of a group of assets. For entities who have previously adopted the noncontrolling interests guidance included in Subtopic 810-10, ASU 2010 is effective for interim or annual periods ending on or after December 15, 2009 and should be applied retrospectively to the first period in which the noncontrolling interests guidance was adopted. As the Company adopted the noncontrolling interests guidance on January 1, 2009, the Company also adopted ASU 2010-02 and applied it retrospectively the financial statements for the year ended December 31, 2009. The adoption did not have a significant impact on the Company’s consolidated financial statements.

3.  Real Estate Investments

The following table provides summary information regarding the properties in which the Company owned interests as of December 31, 2009. All assets which are 100% owned by the Company are referred to as “directly-owned properties.” All other properties are owned indirectly through its investments in the Core Fund, the Grocery-Anchored Portfolio and Distribution Park Rio.

Direct Investments
			Unaudited
Property	City	Date Acquired	Leasable Square Feet		Percent Leased	Our Effective Ownership (1)
321 North Clark	Chicago, Illinois	04/2006	886,752		74%	100%
Distribution Park Araucaria (3)	Curitiba, Brazil	12/2008	459,587	(3)	100%	100%
Citymark	Dallas, Texas	08/2005	218,695		95%	100%
4050/4055 Corporate Drive	Dallas, Texas	05/2008	643,429		100%	100%
JPMorgan Chase Tower	Dallas, Texas	11/2007	1,243,667		87%	100%
345 Inverness Drive	Denver, Colorado	12/2008	175,284		100%	100%
Arapahoe Business Park	Denver, Colorado	12/2008	309,450		74%	100%
Raytheon/DIRECTV Buildings	El Segundo, California	03/2008	550,579		100%	100%
Watergate Tower IV	Emeryville, California	12/2006	344,433		100%	100%
Williams Tower	Houston, Texas	05/2008	1,480,623		82%	100%
2555 Grand	Kansas City, Missouri	02/2008	595,607		100%	100%
One Wilshire	Los Angeles, California	08/2007	661,553		97%	100%
3 Huntington Quadrangle	Melville, New York	07/2007	407,731		83%	100%
Airport Corporate Center	Miami, Florida	01/2006	1,021,397		86%	100%
Minneapolis Office/Flex Portfolio	Minneapolis, Minnesota	09/2007	766,430		82%	100%
3400 Data Drive	Rancho Cordova, California	11/2006	149,703		100%	100%
Daytona Buildings	Redmond, Washington	12/2006	251,313		100%	100%
Laguna Buildings	Redmond, Washington	01/2007	460,661		78%	100%
1515 S Street	Sacramento, California	11/2005	349,185		100%	100%
1900 and 2000 Alameda	San Mateo, California	06/2005	253,187		95%	100%
Distribution Park Elouveira (4)	Sao Paulo, Brazil	12/2008	534,794	(4)	100%	100%
Distribution Park Vinhedo (4)	Sao Paulo, Brazil	12/2008	609,474	(4)	100%	100%
Seattle Design Center	Seattle, Washington	06/2007	390,684		81%	100%
5th and Bell	Seattle, Washington	06/2007	197,135		98%	100%
Atrium on Bay	Toronto, Ontario	02/2007	1,077,467		98%	100%
Total for Directly-Owned Properties			14,038,820		91%

Indirect Investments

Core Fund Properties
One Atlantic Center	Atlanta, Georgia	07/2006	1,100,312		76%	23.20%
The Carillon Building	Charlotte, North Carolina	07/2007	471,507		77%	23.20%
Charlotte Plaza	Charlotte, North Carolina	06/2007	625,026		93%	23.20%
One North Wacker	Chicago, Illinois	03/2008	1,373,754		97%	23.20%
Three First National Plaza	Chicago, Illinois	03/2005	1,423,353		89%	18.56%
333 West Wacker	Chicago, Illinois	04/2006	853,243		77%	18.51%
One Shell Plaza	Houston, Texas	05/2004	1,230,395		100%	11.60%
Two Shell Plaza	Houston, Texas	05/2004	565,553		95%	11.60%
425 Lexington Avenue	New York, New York	08/2003	700,034		100%	11.67%
499 Park Avenue	New York, New York	08/2003	291,480		81%	11.67%
600 Lexington Avenue	New York, New York	02/2004	289,386		94%	11.67%
Renaissance Square	Phoenix, Arizona	12/2007	965,508		88%	23.20%
Riverfront Plaza	Richmond, Virginia	11/2006	951,590		95%	23.20%
Johnson Ranch Corporate Centre	Roseville, California	05/2007	179,990		45%	18.51%
Roseville Corporate Center	Roseville, California	05/2007	111,418		76%	18.51%
Summit at Douglas Ridge	Roseville, California	05/2007	185,128		62%	18.51%
Olympus Corporate Centre	Roseville, California	05/2007	193,178		54%	18.51%
Douglas Corporate Center	Roseville, California	05/2007	214,606		76%	18.51%
Wells Fargo Center	Sacramento, California	05/2007	502,365		96%	18.51%

			Unaudited
Property	City	Date Acquired	Leasable Square Feet	Percent Leased		Our Effective Ownership (1)
525 B Street	San Diego, California	08/2005	449,183	94%		23.20%
The KPMG Building	San Francisco, California	09/2004	379,328	100%		23.20%
101 Second Street	San Francisco, California	09/2004	388,370	83%		23.20%
720 Olive Way	Seattle, Washington	01/2006	300,710	80%		18.51%
1200 19th Street	Washington, D.C.	08/2003	337,239	60%		11.67%
Warner Center	Woodland Hills, California	10/2006	808,274	90%		18.51%
Total for Core Fund Properties			14,890,930	88%

Grocery-Anchored Portfolio
Cherokee Plaza	Atlanta, Georgia	11/2008	99,749	100%		70%
Bellaire Boulevard Center	Bellaire, Texas	11/2008	35,081	97%		70%
Thompson Bridge Commons	Gainesville, Georgia	03/2009	92,587	95%		70%
Champions Village	Houston, Texas	11/2008	384,581	91%		70%
King's Crossing	Kingwood, Texas	11/2008	126,397	97%		70%
Sandy Plains Exchange	Marietta, Georgia	02/2009	72,784	95%		70%
Commons at Dexter Lakes	Memphis, Tennessee	11/2008	228,496	94%		70%
Mendenhall Commons	Memphis, Tennessee	11/2008	79,871	99%		70%
University Palms Shopping Center	Oviedo, Florida	11/2008	99,172	88%		70%
Shoppes at Parkland	Parkland, Florida	03/2009	145,652	93%		70%
Oak Park Village	San Antonio, Texas	11/2008	64,287	100%		70%
Heritage Station	Wake Forest, North Carolina	01/2009	68,641	87%		70%
Total for Grocery-Anchored Portfolio			1,497,298	94%

Other
Distribution Park Rio	Rio de Janeiro, Brazil	07/2007	693,115	99%		50%
Total for All Properties			31,120,163	90%	(2)

(1)
This percentage shows the effective ownership of the Operating Partnership in the properties listed. On December 31, 2009, Hines REIT owned a 96.7% interest in the Operating Partnership as its sole general partner. Affiliates of Hines owned the remaining 3.3% interest in the Operating Partnership. In addition, the Company owned an approximate 28.7% non-managing general partner interest in the Core Fund as of December 31, 2009. The Core Fund does not own 100% of these properties; its ownership interest in its properties ranges from 40.3% to 80.7%.

(2)
This amount represents the percentage leased assuming the Company owns a 100% interest in each of these properties.  The percentage leased based on the Company’s effective ownership interest in each property is 90%.

(3)	This property was sold on January 22, 2010. See Note 4 for additional information.

(4)	These properties were sold on April 22, 2010. See Note 4 for additional information.

Investment property consisted of the following as of December 31, 2009 and 2008 (in thousands):

	2009	2008
Buildings and improvements	$2,017,040	$1,987,184
Less: accumulated depreciation	(127,905)	(75,783)
Buildings and improvements, net	1,889,135	1,911,401
Land	466,737	462,606
Investment property, net	$2,355,872	$2,374,007

Sale of Investment Property

In December 2008, the Company and an affiliate of Hines sold a 2.8 acre park and waterwall adjacent to Williams Tower to an unrelated third party.  The total sales price was $8.5 million, and the net proceeds to the Company were $4.0 million.  The Company’s basis in the property was approximately $4.3 million, of which $4.1 million was assigned to land and $152,000 was assigned to the waterwall. As a result of the sale, the Company recognized an impairment of $254,000 which is reflected in the line item “Other” in the accompanying statement of operations.  Subsequent to the sale, the Company entered into an agreement with the buyer which will require the Company to continue to manage the daily activities of the park and waterwall. The Company will be responsible for certain maintenance costs, a majority of which are collected from the tenants of Williams Tower through operating expense recoveries, and the buyer will be responsible for all capital improvements and costs associated with the waterwall operations. The results of operations from the park and waterwall for 2008 were a loss of approximately $52,000.  These operations are classified in the accompanying statement of operations as continuing operations, due to the fact that these expenses and revenues will continue to be recognized by the Company in future periods given the management agreement entered into between the Company and the buyer.

In January 2009, the Company entered into possession and use agreements with the City of Redmond, Washington, related to a portion of the land owned in connection with the Laguna Buildings, which gave the city immediate use and possession of the land until final terms of the sale were determined and title was transferred in December 2009. The Company received $1.2 million as compensation for this transaction which was recorded in proceeds from sale of land and improvements in the accompanying statement of cash flows. The Company recognized a gain of approximately $612,000 related to this transaction which was recorded in gain (loss) on sale of real estate in the accompanying statement of operations.

In October 2009, the Company entered into a sale agreement with an unaffiliated third party to sell a land parcel it acquired in connection with our acquisition of Williams Tower in May 2008. According to the terms of the sale agreement, the land parcel is expected to be sold in 2010 for approximately $12.8 million. Per the terms of the sale agreement, the purchaser has a six month due diligence period in which it can terminate the contract for any reason, without penalty.  Accordingly, there can be no assurances that this transaction will be consummated. The Company recorded an impairment charge of $3.4 million, which is included in other losses in the accompanying consolidated statement of operations. The amount of the impairment charge was determined based on the expected sale price specified in the executed sale agreement.

Lease Intangibles

As of December 31, 2009, the cost basis and accumulated amortization related to lease intangibles was as follows (in thousands):

	Lease Intangibles
	In-Place Leases	Out-of-Market Lease Assets	Out-of-Market Lease Liabilities
Cost	$394,871	$60,111	$134,551
Less: accumulated amortization	(141,553)	(20,376)	(42,080)
Net	$253,318	$39,735	$92,471

As of December 31, 2008, the cost basis and accumulated amortization related to lease intangibles was as follows (in thousands):

	Lease Intangibles
	In-Place Leases	Out-of-Market Lease Assets	Out-of-Market Lease Liabilities
Cost	$424,063	$61,228	$138,577
Less: accumulated amortization	(100,453)	(14,789)	(26,206)
Net	$323,610	$46,439	$112,371

Amortization expense was $70.6 million, $76.3 million and $43.0 million for in-place leases for the years ended December 31, 2009, 2008, and 2007, respectively. Amortization of out-of-market leases, net, was an increase to rental revenue of $14.7 million, $4.3 million and $3.2 million, respectively for the years ended December 31, 2009, 2008 and 2007.

As of December 31, 2009, anticipated amortization of in-place leases and out-of-market leases, net, including out-of-market ground leases, for each of the following years ended December 31, 2010 through December 31, 2014 were as follows (in thousands):

	In-Place Leases	Out-of-Market Leases, Net
2010	$54,198	$(11,949)
2011	46,741	(10,925)
2012	36,693	(9,993)
2013	28,594	(8,990)
2014	19,864	(5,085)

Leases

In connection with its directly-owned properties, the Company has entered into non-cancelable lease agreements with tenants for space. As of December 31, 2009, the approximate fixed future minimum rentals for each of the years ending December 31, 2010 through 2014 and thereafter were as follows (in thousands):

Fixed Future Minimum Rentals
2010	$219,734
2011	204,569
2012	179,704
2013	141,269
2014	109,388
Thereafter	400,542
Total	$1,255,206

Pursuant to the lease agreements with certain tenants in one of its buildings, the Company receives fees for the provision of various telecommunication-related services and the use of certain related facilities. The fixed future minimum rentals expected to be received for such services for each of the years ended December 31, 2010 through December 31, 2014 and for the period thereafter are approximately $2.6 million, $2.3 million, $1.8 million, $1.4 million, $592,000 and $709,000, respectively. The Company has outsourced the provision of these services to a tenant in the same building, to whom it pays fees for the provision of such services. The fixed future minimum payments for such services for each of the years ended December 31, 2010 through December 31, 2014 and thereafter are approximately $750,000, $535,000, $372,000, $260,000, $22,000 and $0, respectively.

During the years ended December 31, 2009, 2008 and 2007, the Company did not earn more than 10% of its revenue from any individual tenant.

One of the Company’s properties is subject to a ground lease, which expires on March 31, 2032. Although the lease provides for increases in payments over the term of the lease, ground lease expense accrues on a straight-line basis. The fixed future minimum ground lease payments for each of the years ended December 31, 2010 through December 31, 2014 and for the period thereafter are approximately $420,000, $428,000, $437,000, $445,000, $454,000 and $9.4 million, respectively. Ground lease expense for the years ended December 31, 2009, 2008 and 2007 was approximately $563,000, $511,000 and $286,000, respectively.

4.  Discontinued Operations

On January 22, 2010, the Company sold Distribution Park Araucaria, an industrial property located in Curitiba, Brazil, which it acquired in December 2008. The sales price was $38.4 million (69.9 million BRL translated at a rate of 1.818 BRL per USD). In connection with the sale of Distribution Park Araucaria, the Company paid its Advisor a disposition fee of approximately $384,000. The Company classified the property as an asset held for sale as of December 31, 2009 in accordance with ASC 205 “Presentation of Financial Statements” and has segregated its assets and liabilities in the accompanying consolidated balance sheet as of December 31, 2009 and included its results of operations within discontinued operation in the accompanying consolidated statements of operations for the year ended December 31, 2009. The statement of operations for the year ended December 31, 2008 has been reclassified to include the results of operations of Distribution Park Araucaria in discontinued operations to be consistent with the 2009 presentation.

In addition, on April 22, 2010, the Company sold Distribution Parks Elouveira and Vinhedo, two industrial properties located in Sao Paulo, Brazil, which it acquired in December 2008. The sales price was $102.5 million (181.0 million BRL translated at a rate of 1.765 BRL per USD). The Company classified these properties as assets held for sale as of March 31, 2010. In connection with the sale of Distribution Parks Elouveira and Vinhedo the Company paid a disposition fee to its Advisor of $1.0 million. The statements of operations for the years ended December 31, 2009 and 2008 have been reclassified to include the results of operations of Distribution Parks Elouveira and Vinhedo in discontinued operations.

The results of operations of Distribution Parks Araucaria, Elouveira and Vinhedo for the years ended December 31, 2009 and 2008 are as follows:

	2009	2008
	(In thousands, except per share amounts)
Revenues:
Rental revenue	$14,597	$363
Other revenue	-	-
Total revenues	14,597	363
Expenses:
Property operating expenses	722	21
Real property taxes	578	53
Property management fees	191	-
Depreciation and amortization	6,342	221
Total expenses	7,833	295
Income from discontinued operations before interest income and taxes	6,764	68
Interest income	46	-
Income taxes	(1,567)	-
Income from discontinued operations	$5,243	$68

The tables below show income (loss) and earnings (loss) per share attributable to common shareholders allocated between continuing operations and discontinued operations:

Income (loss) from continuing operations attributable
to common shareholders	$(3,055)	$(165,474)
Income from discontinued operations attributable
to common shareholders	5,083	66
Gain on sale of real estate attributable to common shareholders	592	-
Net income (loss) attributable to common shareholders	$2,620	$(165,408)

Basic and diluted earnings (loss) per share attributable to common shareholders
Income from continuing operations	$(0.01)	$(0.90)
Income from discontinued operations	$0.02	$-
Gain on sale of real estate	$-	$-

5.  Investments in Unconsolidated Entities

The Company owns indirect interests in real estate through its investments in the Core Fund, the Grocery-Anchored Portfolio and Distribution Park Rio.

Investment in the Core Fund

The Core Fund is a partnership organized in August 2003 by Hines to invest in existing core office properties in the United States that Hines believes are desirable long-term core holdings. The Core Fund owns interests in real estate assets through certain limited liability companies and limited partnerships which have mortgage financing in place. The Company owned an approximate 28.7% non-managing general partner interest in the Core Fund as of both December 31, 2009 and 2008. The Core Fund owned interests in 25 office properties throughout the United States in both 2009 and 2008.

The Core Fund’s assets are currently being appraised as of December 31, 2009 in accordance with the terms of two revolving credit facility agreements entered into by two of its subsidiaries.  Once appraisals are finalized, one of the Core Fund’s subsidiaries expects it will not be in compliance with certain financial covenants under the agreement.  The Core Fund’s management expects to solicit a waiver from the lenders related to the non-compliance with these covenants while they attempt to renegotiate and amend the terms of the credit agreement, which is expected to include an extension of the maturity date.

Consolidated condensed financial information of the Core Fund is summarized below:

Consolidated Condensed Balance Sheets of the Core Fund
as of December 31, 2009 and 2008

	2009	2008
	(In thousands)
ASSETS
Cash	$98,447	$114,384
Investment property, net	3,395,135	3,444,560
Other assets	751,507	793,455
Total Assets	$4,245,089	$4,352,399

LIABILITIES AND EQUITY
Debt	$2,618,600	$2,670,594
Other liabilities	267,661	258,572
Redeemable noncontrolling interests	469,203	487,692
Partners' equity	889,625	935,541
Total Liabilities and Equity	$4,245,089	$4,352,399

Consolidated Condensed Statements of Operations of the Core Fund
For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(In thousands)
Revenues, other income and interest income	$523,184	$517,442	$423,997
Property operating expenses	(240,248)	(226,572)	(179,198)
Interest expense	(138,907)	(139,705)	(104,587)
Depreciation and amortization	(181,945)	(196,895)	(172,045)
Impairment loss	—	(16,474)	—
Income tax expense	(717)	(8)	(578)
Loss allocated to redeemable noncontrolling interests	1,645	10,104	5,924
Net loss	$(36,988)	$(52,108)	$(26,487)

Investment in Distribution Park Rio

The Company owns a 50% indirect interest in Distribution Park Rio, an industrial property located in Rio de Janeiro, Brazil, through a joint venture with Hines Calpers Brazil (“HCB”), an affiliate of Hines. The Company formed the joint venture in June 2007 with an initial investment of $28.9 million. The property consists of four industrial buildings that were constructed in 2001-2007. The buildings contain 693,115 square feet of rentable area that is 99% leased. Consolidated condensed financial information of Distribution Park Rio is summarized below:

Consolidated Condensed Balance Sheets of Distribution Park Rio
as of December 31, 2009 and 2008

	2009	2008
	(In thousands)
ASSETS
Cash	$359	$104
Investment property, net	60,511	45,345
Other assets	1,455	1,284
Total Assets	$62,325	$46,733

LIABILITIES AND PARTNERS’ EQUITY
Total liabilities	$914	$908
Partners’ equity	61,411	45,825
Total Liabilities and Partners’ Equity	$62,325	$46,733

Consolidated Condensed Statements of Operations of the Distribution Park Rio
For the Years Ended December 31, 2009 and 2008 and the Period from May 15, 2007 (date of inception) through December 31, 2007
	2009	2008	2007
	(In thousands)
Total revenues and interest income	$7,680	$7,881	$3,338
Total expenses	(3,301)	(3,665)	(2,740)
Net income	$4,379	$4,216	$598

Investment in the Grocery-Anchored Portfolio

On November 13, 2008, the Company acquired a 70% interest in a joint venture with a subsidiary of Weingarten Realty Investors (“Weingarten”).  Concurrently, the joint venture entered into an agreement to acquire a portfolio of grocery-anchored retail centers owned by Weingarten for $271.4 million.  This portfolio includes 12 retail properties anchored by grocery stores located in Texas, Georgia, Tennessee, Florida and North Carolina and consists of approximately 1.5 million square feet of rentable area that is 94% leased. The initial closing included eight properties for approximately $205.1 million. In addition to its 30% share of the joint venture equity, Weingarten provided $134.0 million of financing in the form of 6% preferred equity.  $100.0 million of the preferred equity was redeemed when the joint venture closed on its $100.0 million mortgage financing from New York Life Insurance Company on December 19, 2008. The loan agreement provides for an interest-only loan and is secured by mortgages or deeds of trust and related assignments and security interests in the initial eight properties owned by the joint venture. The borrowing matures on January 10, 2014 and bears interest at a rate of 6.0%.  During the first quarter of 2009, the joint venture closed on the remaining four properties and assumed four additional loans totaling $34.6 million. Weingarten will continue to manage this portfolio for the joint venture, though the Company’s approval is required for any significant actions of the joint venture.

The Company has concluded its investment in the joint venture with Weingarten qualifies as a variable interest entity (“VIE”) under ASC 810 “Consolidation.” As described above, the joint venture is financed with a $100 million secured note, which is solely guaranteed by Weingarten.  Given the Weingarten loan guarantees, the Company has determined that Weingarten is the primary beneficiary of this VIE. Therefore, the Company has not consolidated the entity. In the event that the terms of the guarantee provided by Weingarten are modified, the Company will re-evaluate its accounting treatment for this investment. As of December 31, 2009, the Company’s maximum loss exposure related to this investment is $72.0 million, which is equal to the carrying value of its investment in the joint venture. The Company’s maximum loss exposure is expected to change in future periods as a result of income earned, distributions received and contributions made. During the period of its involvement with the VIE, the Company has not provided financial or other support to the joint venture, which it was not previously contractually required to provide. Consolidated condensed financial information of the Grocery-Anchored Portfolio is summarized below:

Consolidated Condensed Balance Sheets of the Grocery-Anchored
Portfolio as of December 31, 2009 and 2008

	2009	2008
	(In thousands)
ASSETS
Cash	$4,865	$988
Investment property, net	171,369	119,634
Other assets	31,788	34,811
Total Assets	$208,022	$155,433

LIABILITIES AND PARTNERS’ EQUITY
Debt	$127,916	$100,000
Other liabilities	7,980	3,774
Members’ equity	$72,126	$51,659
Total Liabilities and Members’ Equity	$208,022	$155,433

Consolidated Condensed Statements of Operations of the Grocery-Anchored
Portfolio For the Year Ended December 31, 2009 and the Period from November 13, 2008 (date of inception) through December 31, 2008

	2009	2008
Total revenues and interest income	24,245	2,553
Total expenses	(21,988)	(1,596)
Net income	$2,257	$957

The table below presents the activity of the Company’s unconsolidated entities for the years ended December 31, 2009, 2008 and 2007 (in thousands):

		Grocery-Anchored	Distribution
	Core Fund	Portfolio	Park Rio	Total
Balance as of January 1, 2007	$307,553	$-	$-	$307,553
Contributions	57,955	-	28,896	86,851
Distributions declared	(26,394)	-	(979)	(27,373)
Equity in earnings (losses)	(8,673)	-	385	(8,288)
Effect of exchange rate changes	-	-	2,414	2,414
Balance as of December 31, 2007	$330,441	$-	$30,716	$361,157
Contributions	-	51,977	-	51,977
Distributions declared	(24,781)	(532)	(2,662)	(27,975)
Equity in earnings (losses)	(15,598)	28	2,154	(13,416)
Effect of exchange rate changes	-	-	(7,369)	(7,369)
Balance as of December 31, 2008	$290,062	$51,473	$22,839	$364,374
Contributions	-	27,953	-	27,953
Distributions declared	(2,568)	(7,509)	(2,249)	(12,326)
Equity in earnings (losses)	(11,049)	129	2,143	(8,777)
Effect of exchange rate changes	-	-	7,833	7,833
Balance as of December 31, 2009	$276,445	$72,046	$30,566	$379,057

Impairment of Unconsolidated Entities

The Company’s investments in unconsolidated entities are reviewed for impairment, periodically, if events or circumstances change indicating that the carrying amount of its investments may not be recoverable. In accordance with the Investments – Equity Method and Joint Ventures Topic of the FASB Accounting Standards Codification, the Company will record an impairment charge if it determines that a decline in the value of an investment is other than temporary.  Based on the analysis of the facts and circumstances at December 31, 2009, no impairment was recorded for the Company’s investments in unconsolidated entities. If market conditions continue to deteriorate and result in lower valuations or reduced cash flows of our investments, impairment charges may be recorded in future periods.

6.  Debt Financing

The following table includes all of the Company’s outstanding notes payable as of December 31, 2009 and 2008 (in thousands, except interest rates):

Description	Origination or Assumption Date	Maturity Date	Interest Rate		Principal Outstanding at December 31, 2009		Principal Outstanding at December 31, 2008
SECURED MORTGAGE DEBT
Wells Fargo Bank, N.A. — Airport Corporate Center	1/31/2006	3/11/2010	4.775%		$77,900	(1)	$90,852
Metropolitan Life Insurance Company — 1515 S. Street	4/18/2006	5/1/2011	5.680%		45,000	(2)	45,000
Capmark Finance, Inc. — Atrium on Bay	2/26/2007	2/26/2017	5.330%		181,108	(3)	155,477
The Prudential Insurance Company of America — One Wilshire	10/25/2007	11/1/2012	5.980%		159,500		159,500
IXIS Real Estate Capital Inc. – Raytheon/ DIRECTV Buildings	3/13/2008	12/5/2016	5.675%		51,900	(4)	52,515
New York State Teachers’ Retirement System – 2555 Grand	4/24/2008	5/1/2013	5.375%		86,000	(5)	86,000
New York State Teachers’ Retirement System – Williams Tower	5/29/2008	6/1/2013	5.500%		165,000	(6)	165,000
Artesia Mortgage Capital Corporation – 345 Inverness Drive	12/30/2008	12/11/2016	5.850%		14,005	(7)	13,790
Artesia Mortgage Capital Corporation – Arapahoe Business Park I	12/30/2008	6/11/2015	5.330%		8,843	(8)	8,676
Artesia Mortgage Capital Corporation – Arapahoe Business Park II	12/30/2008	11/11/2015	5.530%		9,435	(9)	9,411
HSH POOLED MORTGAGE FACILITY
HSH Nordbank — Citymark, 321 North Clark, 1900 and 2000 Alameda	8/1/2006	8/1/2016	5.8575%	(10)	185,000		185,000
HSH Nordbank — 3400 Data Drive, Watergate Tower IV	1/23/2007	1/12/2017	5.2505%	(10)	98,000		98,000
HSH Nordbank — Daytona and Laguna Buildings	5/2/2007	5/2/2017	5.3550%	(10)	119,000		119,000
HSH Nordbank — 3 Huntington Quadrangle	7/19/2007	7/19/2017	5.9800%	(10)	48,000		48,000
HSH Nordbank — Seattle Design Center/5th and Bell	8/14/2007	8/14/2017	6.0300%	(10)	70,000		70,000
MET LIFE SECURED MORTGAGE FACILITY
Met Life — JPMorgan Chase Tower/ Minneapolis Office/Flex Portfolio	12/20/2007	1/1/2013	5.70%		205,000		205,000
OTHER NOTES PAYABLE
KeyBank Revolving Credit Facility	9/9/2005	10/31/2010	Variable		61,500	(11)	16,000
Atrium Note Payable	9/1/2004	10/1/2011	7.390%		2,912	(12)	2,621
					$1,588,103		$1,529,842
__________

(1)
This interest-only loan's original principal amount of $91.0 million was assumed by the Company in connection with its acquisition of Airport Corporate Center. This mortgage matured on March 11, 2009 and was extended to March 11, 2010 with the option for an additional 6-month extension subject to certain conditions.  Concurrently, the Company made a principal payment of $13.1 million to reduce the outstanding principal balance to $77.9 million. All other significant terms and covenants of the loan remained the same, including the fixed interest rate of 4.775%. In addition, on March 11, 2010, the Company refinanced this mortgage with Westdeutsche Immobilienbank AG. The new mortgage loan is a $65.0 million, two-year, interest-only loan with a variable interest rate equal to LIBOR plus 5.50%. This mortgage was entered into by a subsidiary of the Operating Partnership, but is guaranteed by Hines Real Estate Investment Trust, Inc.

(2)	The Company entered into mortgage financing in connection with its acquisition of 1515 S. Street. The mortgage agreement provided for an interest only loan with a principal amount of $45.0 million.

(3)
The Company entered into mortgage financing in connection with its acquisition of Atrium on Bay. The mortgage agreement provided for an interest only loan with a principal amount of 190.0 million Canadian dollars. This amount was translated to U.S. dollars at a rate of $0.9532 and $0.8183 as of December 31, 2009 and 2008, respectively.

(4)
The Company assumed a mortgage note in the principal amount of $54.2 million in connection with its acquisition of the Raytheon/DirecTV Buildings. At the time of acquisition, the fair value of this mortgage was estimated to be $52.9 million, resulting in a discount of $1.3 million. The discount is being amortized over the term of the mortgage.

(5)	The Company entered into an interest-only loan with the New York State Teachers’ Retirement System (“NYSTRS”) in the principal amount of $86.0 million secured by its interest in 2555 Grand.

(6)	The Company entered into an interest-only loan with NYSTRS in the principal amount of $165.0 million secured by its interest in Williams Tower.

(7)
The Company assumed a $15.5 million note in connection with its acquisition of 345 Inverness Drive. The note is interest-only until June 11, 2010, at which time the principal will begin amortizing until its maturity. At the time of acquisition, the fair value of this note was estimated to be $13.8 million, resulting in a discount of $1.7 million. The discount is being amortized over the term of the note.

(8)
The Company assumed a $9.8 million note in connection with its acquisition of Arapahoe Business Park I. The note is interest-only until June 11, 2010, at which time the principal will begin amortizing until its maturity. At the time of acquisition, the fair value of this note was estimated to be $8.7 million, resulting in a discount of $1.1 million. The discount is being amortized over the term of the note.

(9)
The Company assumed a $10.5 million note in connection with its acquisition of Arapahoe Business Park II. At the time of acquisition, the fair value of this note was estimated to be $9.4 million, resulting in a discount of $1.1 million. The discount is being amortized over the term of the note.

(10)
The Company entered into an interest rate swap agreement which effectively fixed the interest rate of this borrowing at the specified rate. See Note 7 for additional information regarding the Company’s derivatives.

(11)	The weighted average interest rate on outstanding borrowings under this facility was 2.0% as of December 31, 2009.

(12)
This is a note payable to Citicorp Vendor Finance Ltd. related to installation of certain equipment at Atrium on Bay. This amount was translated to U.S. dollars at a rate of $0.9532 and $0.8183 as of December 31, 2009 and 2008, respectively.

Revolving Credit Facility with KeyBank National Association

The Company is party to a credit agreement with KeyBank National Association (“KeyBank”), as administrative agent for itself and various other lenders named in the credit agreement, which provides for a revolving credit facility (the “Revolving Credit Facility”) with maximum aggregate borrowing capacity of up to $250.0 million. The Company established this facility to repay certain bridge financing incurred in connection with certain of its acquisitions and to provide a source of funds for future real estate investments and to fund its general working capital needs. The capacity of the Revolving Credit Facility is reduced by outstanding letters of credit with KeyBank, which totaled $1.3 million and $9.4 million at December 31, 2009 and 2008, respectively.

The Revolving Credit Facility had an original maturity date of October 31, 2009, subject to extension at the election of the Company for two successive periods of one year each, which extension is subject to specified conditions. The facility allows, at the election of the Company, for borrowing at a variable rate or a LIBOR-based rate plus a spread ranging from 125 to 200 basis points based on prescribed leverage ratios. On September 23, 2009, the Company exercised its option to extend the maturity date of the credit facility to October 31, 2010. Other than the maturity date, no other terms or conditions of the credit facility were changed as a result of the extension.

In addition to customary covenants and events of default, the Revolving Credit Facility provides that it shall be an event of default under the agreement if the Company’s Advisor ceases to be controlled by Hines or if Hines ceases to be majority-owned and controlled, directly or indirectly, by Jeffrey C. Hines or certain members of his family. The amounts outstanding under this facility are secured by a pledge of the Operating Partnership’s equity interests in entities that directly or indirectly hold real property assets, including the Company’s interest in the Core Fund, subject to certain limitations and exceptions. The Company has entered into a subordination agreement with Hines and the Company’s Advisor, which provides that the rights of Hines and the Advisor to be reimbursed by the Company for organizational and offering and other expenses are subordinate to the Company’s obligations under the Revolving Credit Facility. The Company is not aware of any instances of noncompliance relating to covenants of the Revolving Credit Facility as of December 31, 2009.

In accordance with the provisions of the revolving credit facility agreement, we expect to re-appraise our properties during the 2nd quarter of 2010. Given the current economic environment, we expect the values of some or all of the properties will be lower than previous values. Accordingly, we may not comply with certain covenants of this credit facility which could limit our availability of funds under our revolving credit facility and limit our ability to extend this facility or negotiate a new revolving credit facility. To the extent we remain in compliance with such covenants, we intend to exercise our option extend this facility prior to its maturity in October 2010. If we do meet the financial covenants, we would expect to negotiate a new revolving credit facility.

HSH Pooled Mortgage Facility

On August 1, 2006 (as amended on January 19, 2007), certain of the Company’s subsidiaries entered into a credit agreement with HSH Nordbank providing for a secured credit facility in the maximum principal amount of $520.0 million (the “HSH Credit Facility”), subject to certain borrowing limitations. The total borrowing capacity under the HSH Credit Facility was based upon a percentage of the appraised values of the properties that we selected to serve as collateral under this facility, subject to certain debt service coverage limitations. Amounts drawn under the HSH Credit Facility bear interest at variable interest rates based on one-month LIBOR plus an applicable margin. The Company purchased interest rate protection in the form of interest rate swap agreements prior to borrowing any amounts under the HSH Credit Facility to secure it against fluctuations of LIBOR. Loans under the HSH Credit Facility may be prepaid in whole or in part, subject to the payment of certain prepayment fees and breakage costs. As of December 31, 2009, the Company had $520.0 million outstanding under the HSH Credit Facility, therefore it has no remaining borrowing capacity under this facility.

The Operating Partnership provides customary non-recourse carve-out guarantees under the HSH Credit Facility and limited guarantees with respect to the payment and performance of (i) certain tenant improvement and leasing commission obligations in the event the properties securing the loan fail to meet certain occupancy requirements and (ii) certain major capital repairs with respect to the properties securing the loans.

The HSH Credit Facility provides that an event of default will exist if a change in majority ownership or control occurs for the Advisor or Hines, or if the Advisor no longer provides advisory services or manages the day-to-day operations of Hines REIT. The HSH Credit Facility also contains other customary events of default, some with corresponding cure periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens and the maintenance of certain financial ratios. The Company is not aware of any instances of noncompliance relating to covenants of the HSH Credit Facility as of December 31, 2009.

Additionally, HSH Nordbank has the right to have the properties serving as collateral under this facility appraised every two years. Should the aggregate outstanding principal amounts under this facility exceed 55% of the lender’s appraised values, the Company must rebalance through making partial payment or providing additional collateral to eliminate such excess. During the fourth quarter of 2009, the Company made payments totaling $106.1 million to HSH Nordbank in order to rebalance the collateral for the properties under this facility. Considering the declining real estate values in recent months, the Company could be required to pay additional amounts to rebalance the collateral for the properties under this credit facility.

Secured Mortgage Facility with Metropolitan Life Insurance Company

On December 20, 2007, a subsidiary of the Operating Partnership entered into a credit agreement with Metropolitan Life Insurance Company (“Met Life”), which provided a secured credit facility to the borrower and certain of our subsidiaries (the “Met Life Credit Facility”), subject to certain borrowing limitations. As of December 31, 2009, the Company has $205.0 million outstanding  related to two loans under the Met Life Credit Facility and there is no remaining capacity under this credit facility. These loans contain a prepayment lockout period of two years and thereafter, prepayment will be permitted subject to certain fees.

The Met Life Credit Facility also contains other customary events of default, some with corresponding cure periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens and the maintenance of minimum loan-to- value and debt service coverage ratios. The Company is not aware of any instances of noncompliance relating to covenants of the Met Life Credit Facility as of December 31, 2009.

Additional Debt Secured by Investment Property

From time to time, the Company obtains mortgage financing for its properties outside of the credit facilities described above. Other than the exceptions described in the notes to the table above, these mortgages contain fixed rates of interest and are secured by the property to which they relate. These mortgage agreements contain customary events of default, with corresponding grace periods, including payment defaults, cross-defaults to other agreements and bankruptcy-related defaults, and customary covenants, including limitations on liens and indebtedness and maintenance of certain financial ratios. In addition, the Company has executed customary recourse carve-out guarantees of certain obligations under its mortgage agreements and the other loan documents. The Company is not aware of any instances of noncompliance of covenants related to these agreements as of December 31, 2009.

Required principal payments on the Company’s outstanding notes payable for each of the years ended December 31, 2010 through December 31, 2014 and for the period thereafter are $140.7  million, $49.1 million, $160.8 million, $457.4 million, $1.5 million and $782.9 million, respectively.

7.  Derivative Instruments

The Company has several interest rate swap transactions with HSH Nordbank AG, New York Branch (“HSH Nordbank”). These swap transactions were entered into as economic hedges against the variability of future interest rates on the Company’s variable interest rate borrowings with HSH Nordbank. The interest rate swaps have been recorded at their estimated fair value in interest rate swap contracts in the accompanying balance sheets and changes in the fair value were recorded in gain (loss) on derivative instruments, net in the Company’s consolidated statements of operations (see Note 13 for additional information).

The tables below provide additional information regarding each of the Company’s outstanding interest rate swaps (all amounts are in thousands except for interest rates):

Effective Date	Expiration Date	Notional Amount	Interest Rate Received	Interest Rate Paid
August 1, 2006	August 1, 2016	$185,000	Libor + 0.40%	5.8575%
January 12, 2007	January 12, 2017	98,000	Libor + 0.40%	5.2505%
May 1, 2007	May 1, 2017	119,000	Libor + 0.40%	5.3550%
July 17, 2007	July 17, 2017	48,000	Libor + 0.40%	5.9800%
July 24, 2007	July 24, 2017	70,000	Libor + 0.45%	6.0300%

			Liability Derivatives
			Fair value as of December 31,
Derivatives not designated as hedging instruments:			2009	2008
Interest rate swap contracts			$66,776	$116,074
Total derivatives			$66,776	$116,074

Gain (loss) on derivative instruments, net, includes the following for the years ended December 31, 2009, 2008 and 2007:

For the Year Ended December 31,	Increase/ (Decrease) in Fair Value	Transaction Fees	Foreign Currency Contract Gain	Gain (loss) on Derivative Instruments, net

2009	$49,297	$-	$-	$49,297
2008	$(85,880)	$-	$-	$(85,880)
2007	$(25,750)	$(731)	$939	$(25,542)

8.  Distributions

With the authorization of its board of directors, the Company has declared distributions monthly and aggregated and paid such distributions quarterly. The Company intends to continue this distribution policy for so long as its board of directors decides this policy is in the best interests of its shareholders. For the years ended December 31, 2009, 2008 and 2007, respectively, the Company declared distributions of $0.62, $0.64 and $0.62 per share.

        The table below outlines our total distributions declared to shareholders and noncontrolling interests for the years ended December 31, 2009, 2008 and 2007, including the breakout between the distributions paid in cash and those reinvested pursuant to our dividend reinvestment plan (all amounts are in thousands).

				Noncontrolling
	Shareholders			Interests
Year Ended	Cash Distributions	Distributions Reinvested	Total Declared	Total Declared
December 31, 2009	$62,365	$66,838	$129,203	$4,065
December 31, 2008	$52,297	$64,740	$117,037	$3,065
December 31, 2007	$34,092	$44,401	$78,493	$1,918

9.  Related Party Transactions

     The table below outlines fees incurred and expense reimbursements payable to Hines, the Advisor and Hines Real Estate Investments, Inc. (“HREI” or the “Dealer Manager”) for each of the years ended December 31, 2009, 2008 and 2007 and outstanding as of December 31, 2009 and 2008. A description of each of the fees included in the table follows. All amounts are in thousands:

	Incurred			Unpaid as of
	Year	Year	Year
	Ended December 31,	Ended December 31,	Ended December 31,	December 31,	December 31,
Type and Recipient	2009	2008	2007	2009	2008
Selling Commissions – the Dealer Manager	$16,237	$29,197	$53,409	$82	$135
Dealer Manager Fee – the Dealer Manager	5,230	9,568	17,529	(34)	(93)
Organizational and Offering Expenses - the Advisor (1)	-	8,040	16,533	268	9
Acquisition Fee – the Advisor	1,160	11,141	6,778	-	4,534
Asset Management Fee – the Advisor	14,400	12,223	8,191	7,370	1,141
Participation Interest in the Operating Partnership – HALP Associates Limited Partnership	12,424	18,648	14,970	57,843	45,419
Debt Financing Fee – the Advisor	242	1,058	-	-	1,058
Property Management Fee – Hines	7,839	8,032	3,933	5	(11)
Leasing Fee – Hines	1,339	1,896	1,109	488	645
Tenant Construction Management Fees – Hines	55	197	788	32	184
Re-development Construction Management Fees – Hines	11	45	-	(5)	-
Expense Reimbursements – Hines (with respect to management and operation of the Company’s properties)	17,016	16,069	8,900	656	1,098

(1)         See Note 2 for further discussion of Organizational and Offering Costs.

Advisory Agreement

Pursuant to the Advisory Agreement, the Company is required to pay the following fees and expense reimbursements:

Acquisition Fees —The Company pays acquisition fees to the Advisor for services related to the due diligence, selection and acquisition of direct or indirect real estate investments. Effective July 1, 2008, the acquisition fee is payable following the closing of each acquisition up to an aggregate of $2.0 billion of gross real estate investments in an amount equal to 2.5% of (i) the purchase price of real estate investments acquired directly by the Company, including any debt attributable to such investments or (ii) when the Company makes an investment indirectly through another entity, such investment’s pro rata share of the gross asset value of real estate investments held by that entity.  In addition, the Company pays acquisition fees to the Advisor, with respect to investments made after the initial $2.0 billion of gross real estate investments, equal to 0.50% of the amounts set forth in (i) and (ii). Pursuant to prior advisory agreements in effect before July 1, 2008, the Company paid an amount equal to 0.50% of (i) the purchase price of real estate investments acquired directly by the Company, including any debt attributable to such investments, or (ii) when the Company made an investment indirectly through another entity, such investment’s pro rata share of the gross asset value of the real estate investments held by that entity. Acquisition fees are expensed in the consolidated statements of operations and unpaid amounts are included in due to affiliates in the consolidated balance sheets.

Asset Management Fees — The Company pays asset management fees to the Advisor for services related to managing, operating, directing and supervising the operations and administration of the Company and its assets. The asset management fees are earned by the Advisor monthly in an amount equal to 0.0625% of the net equity capital the Company has invested in real estate investments as of the end of each month. Asset management fees are expensed in the consolidated statements of operations and unpaid amounts are included in due to affiliates in the consolidated balance sheets.

Debt Financing Fee– Pursuant to the terms of the Third Offering, effective July 1, 2008, the Company pays financing fees to the Advisor for services related to identifying and evaluating potential financing and refinancing sources, negotiating and executing financing agreements and monitoring the debt facilities. These fees are equal to 1.0% of the amount (i) obtained under any property loan or (ii) made available to the Company under any other debt financing. As the Company incurs the financing fees payable to the Advisor, these fees will be deferred and amortized into interest expense using a straight-line method, which approximates the effective interest method over the life of the related debt.

Reimbursement by the Advisor to the Company — The Advisor must reimburse the Company quarterly for any amounts by which operating expenses exceed, in any four consecutive fiscal quarters, the greater of (i) 2.0% of the Company’s average invested assets, which consists of the average book value of its real estate properties, both equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, or (ii) 25.0% of its net income (as defined by the Company’s Amended and Restated Articles of Incorporation), excluding the gain on sale of any of the Company’s assets, unless Hines REIT’s independent directors determine that such excess was justified. Operating expenses generally include all expenses paid or incurred by the Company as determined by generally accepted accounting principles, except certain expenses identified in Hines REIT’s Amended and Restated Articles of Incorporation. For the years ended December 31, 2009 and 2008, the Company did not exceed this limitation.

Dealer Manager Agreement

The Company retained an affiliate of the Advisor to serve as Dealer Manager for its public offerings. The dealer manager agreement for the Second Offering provided for selling commissions equal to 7.0% of the gross proceeds from sales of common stock, all of which was reallowed to participating broker dealers, and no selling commissions related to shares issued pursuant to the dividend reinvestment plan. It also provided for a dealer manager fee equal to up to 2.2% of gross proceeds from the sales of common stock other than issuances pursuant to the dividend reinvestment plan, a portion of which was reallowed to participating broker dealers. Selling commissions and dealer manager fees are offset against additional paid-in capital in the accompanying consolidated statements of equity.

The terms of the dealer manager agreement for the Third Offering, effective July 1, 2008 upon commencement of the Third Offering, are comparable with those of the Second Offering dealer manager agreement as it relates to the selling commissions and dealer manager fee. However, the dealer manager agreement for the Third Offering extends the definition of shares exempted from selling commissions and the dealer manager fee to include shares purchased by certain investors that have an agreement with a licensed broker-dealer, investment advisor or bank trust department pursuant to which the investor pays a fee based on assets under management or a similar fee. The Dealer Manager will not receive selling commissions or a dealer manager fee with respect to the shares which continue to be sold pursuant to our dividend reinvestment plan under our Third Offering.

Property Management and Leasing Agreements

The Company has entered into property management and leasing agreements with Hines to manage the leasing and operations of properties in which it directly invests. As compensation for its services, Hines receives the following:

•
A property management fee equal to the lesser of 2.5% of the annual gross revenues received from the properties or the amount of property management fees recoverable from tenants of the property under the leases. Property management fees are expensed in the consolidated statements of operations and unpaid amounts are included in due to affiliates in the consolidated balance sheets.

•
A leasing fee of 1.5% of gross revenues payable over the term of each executed lease including any lease renewal, extension, expansion or similar event and certain construction management and re-development construction management fees, in the event Hines renders such services. Leasing fees are recorded in deferred lease costs and are amortized over the life of the lease to which they relate. Unpaid amounts are included in due to affiliates in the consolidated balance sheets.

•
The Company is generally required to reimburse Hines for certain operating costs incurred in providing property management and leasing services pursuant to the property management and leasing agreements. Included in this reimbursement of operating costs are the cost of personnel and overhead expenses related to such personnel who are located at the property as well as off-site personnel located in Hines’ headquarters and regional offices, to the extent the same relate to or support the performance of Hines’s duties under the agreement. However, the reimbursable cost of these off-site personnel and overhead expenses will be limited to the lesser of the amount that is recovered from the tenants under their leases and/or a limit calculated based on the rentable square feet covered by the agreement. These costs, net of payments, resulted in liabilities which have been included in due to affiliates in the accompanying consolidated balance sheets.

Other Affiliate Transactions

On May 1, 2008, the Company acquired Williams Tower, a 64-story office building located in Houston, Texas. Williams Tower is managed by Hines. In addition, the Company is headquartered in Williams Tower and Hines and its affiliates leased 9% of the rentable area of Williams Tower on the date of acquisition. The Company recorded $4.5 million and $3.1 million, respectively, in revenue related to space leased by Hines for the years ended December 31, 2009 and 2008.

On December 15, 2008, the Company acquired Distribution Parks Araucaria, Louveira and Vinhedo for approximately $114.9 million (translated from 269.9 million BRL as of the acquisition date), excluding transaction costs, financing fees and working capital reserves. The sellers, HCB Interests LP and Hines HCB Partners LP, are subsidiaries of a joint venture between an affiliate of Hines and the California Public Employees’ Retirement System. The Hines affiliate owned a 5% equity interest in the seller and controlled its day-to-day operations. Through its affiliate, Hines received its 5% share of net sale proceeds. The share Hines received did not affect the purchase price of $114.9 million, which was reviewed and approved by the conflicts committee of the Company’s board of directors.

Due to Affiliates

Due to affiliates as of December 31, 2009 and 2008 includes the following (in thousands):

	December 31,	December 31,
	2009	2008
Dealer manager fees and selling commissions	$48	$42
Asset management, acquisition fees and property-level fees and reimbursements	8,546	8,649
Other	1,710	824
Total	$10,304	$9,515

The Participation Interest

Pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, HALP owns a profits interest in the Operating Partnership. The limited partnership interest in the Operating Partnership attributable to the Participation Interest was 2.8% and 2.2% as of December 31, 2009 and December 31, 2008, respectively. The Participation Interest entitles HALP to receive distributions from the Operating Partnership based upon its percentage interest in the Operating Partnership at the time of distribution. The Company recorded a liability related to the Participation Interest based on the estimated settlement value of this ownership interest in the accompanying consolidated balance sheets which is remeasured to fair value at each balance sheet date. See Note 13 for additional information.

10. Changes in Assets and Liabilities

The effect of the changes in asset and liability accounts on cash flows from operating activities for the years ended December 31, 2009, 2008 and 2007 is as follows (in thousands):

	2009	2008	2007
Changes in assets and liabilities:
Increase in other assets	$(275)	$670	$(128)
Increase in tenant and other receivables	(5,763)	(15,903)	(16,953)
Additions to deferred leasing costs	(10,380)	(22,468)	(14,162)
Increase (decrease) in accounts payable and accrued expenses	(14,115)	(10,974)	683
Increase in participation interest liability	12,424	18,648	14,970
Increase (decrease) in other liabilities	(3,689)	(1,560)	6,268
Increase in due to affiliates	1,803	3,668	2,595
Changes in assets and liabilities:	$(19,995)	$(27,919)	$(6,727)

11. Supplemental Cash Flow Disclosures

Supplemental cash flow disclosures for the years ended December 31, 2009, 2008 and 2007 are as follows (in thousands):

	2009	2008	2007
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$85,665	$83,330	$44,860
Cash paid for income taxes	$3,068	$444	$-
Supplemental Schedule of Non-Cash Activities
Unpaid selling commission and dealer manager fees	$48	$42	$605
Deferred offering costs offset against additional paid-in-capital	$-	$4,299	$8,950
Distributions declared and unpaid	$33,892	$32,990	$24,923
Distributions receivable	$2,208	$5,275	$6,890
Distributions reinvested	$67,692	$61,069	$37,445
Shares tendered for redemption	$1,301	$18,074	$-
Other receivables	$238	$-	$-
Non-cash net liabilities acquired upon acquisition of property	$-	$23,118	$32,858
Accrual of deferred financing costs	$-	$1,175	$117
Assumption of mortgage upon acquisition of property	$-	$84,808	$-
Accrued additions to investment property	$190	$548	$1,189
Prior year deposit on investment in unconsolidated entities	$4,884	$-	$-

12. Commitments and Contingencies

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes the final outcome of such matters will not have a material adverse effect on the Company’s consolidated financial statements.

13. Fair Value Disclosures

The discussion below presents information about the three-level fair value hierarchy described in the Fair Value Measurements and Disclosure topic of the FASB Accounting Standards Codification and the valuation techniques utilized by the Company. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities the Company has the ability to access. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices observable for the asset or liability, such as interest rates and yield curves observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In instances in which the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Derivative Instruments

As indicated previously in Note 6, the Company has several interest rate swap transactions with HSH Nordbank. These swap transactions were entered into as economic hedges against the variability of future interest rates on the Company’s variable interest rate borrowings with HSH Nordbank. The Company has not designated any of these contracts as cash flow hedges for accounting purposes.

The Company records liabilities related to the fair values of its interest rate swap contracts in accordance with the Fair Value Measurements and Disclosure topic of the FASB Accounting Standards Codification. The fair values of these derivative instruments were determined using pricing models, which take into account the contract terms as well as other inputs where applicable, such as interest rate yield curves. To obtain fair values, observable market prices are used if available. In some instances, observable market prices are not readily available for certain financial instruments and fair values are determined using present value or other techniques appropriate for a particular financial instrument. These techniques involve some degree of judgment and as a result are not necessarily indicative of the amounts the Company would realize in a current market exchange. The use of different assumptions or estimation techniques may have a material effect on the estimated fair values.

Athough the Company has determined the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads related to evaluate the likelihood of default by the Company and its counterparty, HSH Nordbank. In adjusting the fair values of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds and guarantees. However, as of December 31, 2009, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuations of its derivatives. As a result, the Company has determined its derivative valuations are classified in Level 2 of the fair value hierarchy.

The following tables set forth the Company’s financial liabilities measured at fair value on a recurring basis, which equals book value, by level within the fair value hierarchy as of December 31, 2009 (in thousands).  The Company’s derivative financial instruments are recorded in interest rate swap contracts in the consolidated balance sheet. The Company has not designated any of its derivative instruments as hedging instruments.

Basis of Fair Value Measurements
		Quoted Prices	Significant
		In Active	Other	Significant
	Fair Value	Markets for	Observable	Unobservable
	of Assets	Identical Items	Inputs	Inputs
Description	(Liabilities)	(Level 1)	(Level 2)	(Level 3)
Interest rate swap contracts	$ (66,776)	$ —	$ (66,776)	$ —

 Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Impairment of Investment Property

Real estate assets are reviewed for impairment each reporting period if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In October 2009, the Company entered into a sale agreement with an unaffiliated third party to sell a land parcel it acquired in connection with its acquisition of Williams Tower in May 2008. According to the terms of the sale agreement, the land parcel is expected to be sold in 2010. The Company recorded an impairment charge, which was determined based on the expected sale price specified in the executed sale agreement. The impairment charge is included in other losses in the accompanying consolidated statement of operations. The table below includes additional information regarding the impairment charge, which is required in accordance with the Fair Value Measurements and Disclosure topic of the FASB Accounting Standards Codification (in thousands):

Basis of Fair Value Measurements
		Quoted Prices	Significant
		In Active	Other	Significant
	Fair Value	Markets for	Observable	Unobservable	Total
	of Assets	Identical Items	Inputs	Inputs	Gains
Description	(Liabilities)	(Level 1)	(Level 2)	(Level 3)	(Losses)
Land parcel	$ 12,770	$ —	$ 12,770	$ —	$ (3,441)

Other Items

Participation Interest

        In accordance with the Compensation – Stock Compensation topic of the FASB Accounting Standards Codification, the Company recorded a liability related to the Participation Interest based on the estimated settlement value of this ownership interest in the accompanying consolidated balance sheets which is remeasured at fair value at each balance sheet date. The fair value of the shares underlying the Participation Interest liability is determined based on the related redemption price in place as of each balance sheet date. Adjustments required to record this liability at fair value are included in asset management and acquisition fees in the accompanying consolidated statements of operations. See Note 9 – Related Party Transactions – The Participation Interest for additional information.

Other Financial Instruments

As of December 31, 2009, management estimated that the fair value of notes payable, which had a carrying value of $1.6 billion, was $1.5 billion. As of December 31, 2008, management estimated that the fair value of notes payable, which had a carrying value of approximately $1.5 billion, was $1.4 billion. The discount rates used approximate current lending rates for loans or groups of loans with similar maturities and credit quality, assumes the debt is outstanding through maturity and considers the debt’s collateral (if applicable).  Management has utilized market information as available or present value techniques to estimate the amounts required to be disclosed. Since such amounts are estimates that are based on limited available market information for similar transactions, there can be no assurance that the disclosed values could be realized.

Other financial instruments not measured at fair value on a recurring basis include cash and cash equivalents, restricted cash and marketable securities, distributions receivable, tenant and other receivables, accounts payable and accrued expenses, other liabilities and distributions payable.  The carrying value of these items reasonably approximates their fair value based on their highly-liquid nature and/or short-term maturities.

14.  Reportable Segments

The Segment Reporting Topic of the FASB Accounting Standards Codification establishes standards for reporting financial and descriptive information about an enterprise’s reportable segments. The Company’s investments in real estate are geographically diversified and management evaluates the operating performance of each at an individual property level. The Company has determined it has four reportable segments: 1) office properties, 2) domestic industrial properties, 3) domestic retail properties and 4) international industrial properties. The office properties segment consists of 21 office properties that the Company owns directly as well as 25 office properties that are owned indirectly through the Company’s investment in the Core Fund. The domestic industrial properties segment consists of one directly-owned industrial property located in Dallas, Texas. The domestic retail segment consists of 12 grocery-anchored shopping centers that are owned indirectly through the Company’s investment in a joint venture with Weingarten. The international industrial properties segment consists of one industrial property located in Rio de Janeiro, Brazil that is owned indirectly through the Company’s investment in a joint venture with a Hines affiliate. The Company also owned three industrial properties located in Brazil at December 31, 2009 which were included in its international industrial properties segment. These properties were sold during 2010. As a result their operating results were included in income from discontinued operations and, therefore, were excluded from the analysis below.

The Company’s indirect investments are accounted for using the equity method of accounting for investments. As such, the activities of these investments are reflected in investments in unconsolidated entities in the consolidated balance sheets and equity in losses of unconsolidated entities, net in the condensed consolidated statements of operations.

The tables below provide additional information related to each of the Company’s segments (in thousands) and a reconciliation to the Company’s income or loss, as applicable. "Corporate-Level Accounts" includes amounts incurred by the corporate-level entities which are not allocated to any of the reportable segments.

	Year Ended December 31,
	2009	2008	2007

Total revenue
Domestic office properties	$350,744	$330,556	$179,576
Domestic industrial properties	4,480	2,680	-
International industrial properties	-	-	-
Corporate-level accounts	-	100	-
Total revenue	$355,224	$333,336	$179,576

Net operating income
Domestic office properties segment	$205,703	$191,342	$101,147
Domestic industrial properties segment	3,507	2,099	-
International industrial properties segment	-	-	-
Corporate-level accounts	(34,092)	(51,644)	(42,092)
Total segment net operating income	$175,118	$141,797	$59,055

Equity in earnings (losses) of unconsolidated entities
Equity in losses of domestic office properties	$(11,049)	$(15,598)	$(8,673)
Equity in earnings of domestic retail properties	129	28	-
Equity in earnings of international industrial properties	2,143	2,154	385
Equity in losses of unconsolidated entities, net	$(8,777)	$(13,416)	$(8,288)

Total assets		December 31, 2009	December 31, 2008
Domestic office properties		$2,654,859	$2,732,893
Domestic industrial properties		42,886	44,146
International industrial properties		106,942	119,368
Assets held for sale		42,499	-
Investment in unconsolidated entities -
Office properties		276,445	290,062
Domestic retail properties		72,046	51,473
International industrial properties		30,566	22,839
Corporate-level accounts		113,537	19,656
Total assets		$3,339,780	$3,280,437

	Year Ended December 31,
	2009	2008	2007
Reconciliation to net income (loss)
Total segment net operating income	$175,118	$141,797	$59,055
Depreciation and amortization	(119,729)	(122,577)	(68,151)
Other losses	(3,441)	-	-
Gain (loss) on derivative instruments, net	49,297	(85,880)	(25,542)
Other	-	(256)	134
Interest expense	(91,538)	(83,111)	(47,835)
Interest income	426	3,544	5,321
Provision for income taxes	(526)	(2,512)	(1,068)
Equity in losses of unconsolidated entities, net	(8,777)	(13,416)	(8,288)
Income from discontinued operations, net of tax	5,243	68	-
Gain on sale of real estate	612	-	-
Net income (loss)	$6,685	$(162,343)	$(86,374)

15.  Subsequent Events

Declaration of Dividends

With the authorization of its board of directors, the Company declared distributions for the months of January – April 2010. These distributions will be calculated based on shareholders of record each day in an amount equal to $0.00165699 per share, per day. Distributions for the months of January - March 2010 will be paid on April 1, 2010 in cash or reinvested in stock for those participating in the Company’s dividend reinvestment plan and distributions for the month of April 2010 will be paid on May 3, 2010 in cash or reinvested in stock for those participating in the Company’s dividend reinvestment plan.

   KeyBank Activity

From January 1, 2010 through March 16, 2010, the Company borrowed $29.0 million and repaid $16.0 million under its revolving credit facility with KeyBank resulting in an outstanding principal balance of $74.5 million as of March 16, 2010.

  Sale of Brazilian Distribution Parks

On January 22, 2010, the Company sold Distribution Park Araucaria, an industrial property located in Curitiba, Brazil and on April 22, 2010, the Company sold Distribution Parks Elouveira and Vinhedo, two industrial properties located in Sao Paulo, Brazil. See Note 4 for additional information.

  Airport Corporate Center Mortgage

On March 11, 2010, the Company refinanced Airport Corporate Center’s mortgage. See Note 6 for additional information.

16. Quarterly Financial Data (unaudited)

The following table presents selected unaudited quarterly financial data for each quarter during the year ended December 31, 2009 (in thousands except per share information):

	For the Quarter Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2009	2009	2009	2009	2009
Revenues (1)	$88,933	$86,452	$89,942	$89,897	$355,224
Equity in losses of unconsolidated entities, net	(1,701)	(2,495)	(2,277)	(2,304)	(8,777)
Income from discontinued operations (1)	1,105	1,202	1,440	1,496	5,243
Net income (loss) attributable to common shareholders	2,869	22,537	(26,817)	4,031	2,620
Income (loss) per common share
Basic and diluted	0.01	0.11	(0.13)	0.02	0.01

The following table presents selected unaudited quarterly financial data for each quarter during the year ended December 31, 2008 (in thousands except per share information):

					For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2008	2008	2008	2008	2008
Revenues (1)	$70,134	$85,220	$88,902	$89,080	$333,336
Equity in losses of unconsolidated entities, net	(1,935)	(2,181)	(2,263)	(7,037)	(13,416)
Income from discontinued operations (1)	-	-	-	68	68
Net income (loss) attributable to common shareholders	(43,830)	8,105	(24,596)	(105,087)	(165,408)
Income (loss) per common share
Basic and diluted	(0.27)	0.05	(0.13)	(0.53)	(0.90)

(1)	The Company disposed of three properties during 2010, which it acquired in December 2008. As a result, certain adjustments have been made to the financial data for the quarter ending December 31, 2008 and subsequent quarters. No adjustments were necessary in prior quarters since the property was not acquired by the Company until December 2008.

* * * * *